UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

Hemispherx Biopharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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June __, 2016

Dear Fellow Stockholders,

You are cordially invited to attend Hemispherx Biopharma, Inc.’s Annual Meeting of Stockholders at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103, on Wednesday, August 17, 2016 at 10:00 a.m. (local time).

It is an honor to be writing my first letter to our stockholders as Hemispherx’s President and Chief Executive Officer. As steward of your Company, my primary focus is to achieve long-term company growth through prudent execution of strong and effective business strategies. My plans for Hemispherx when I became CEO in February were to 1) aggressively seek out-licensing opportunities and/or senior co-development partnerships for our product candidates in the disease indications which have been in early to late stage in-vivo testing and to maximize their overall value, 2) use licensing fees to advance development of prioritized unlicensed indications, 3) monetize underutilized assets and 4) strict adherence to the newly adopted financial austerity measures. Since February, we have aggressively been executing this plan.

In executing this new business strategy, we have been reexamining our fundamental priorities in terms of direction, corporate culture and our ability to fund operations. As a result, there have been significant changes at the Company in the past few months. We have made several changes to the Company’s executive management team to provide effective and competent leadership that, management believes, will properly position the Company to achieve its commercial goals and increase stockholder value. Recent actions include listing for sale underutilized assets, aggressively pursuing international sales of clinical grade materials, and implementing a strong financial austerity plan. We are committed to a focused business plan oriented toward out-licensing opportunities and/or finding senior co-development partners with the capital and expertise needed to commercialize the many potential therapeutic aspects of our experimental drug Ampligen® and our approved drug Alferon®. Hemispherx’s new management’s primary objectives are to create stockholder value and deliver much needed therapies to patients.

On March 15, 2016, we received written notice from the NYC MKT LLC that we are not in compliance with the continued listing standards because our Common Stock has been selling for a low price per share for a substantial period of time. The Company has until September 15, 2016 to demonstrate compliance. The Board of Directors has determined that, absent a substantial increase in the price of our common stock, our common stock likely will be delisted from NYSE MKT.

Our Board of Directors believes that, continued listing on the NYSE MKT is crucial to our ability to finally succeed now that we have made significant management and business changes.

To permit Hemispherx to execute on our initiatives, I am asking in this proxy for stockholders to authorize, at the board’s discretion if necessary, a reverse stock split. As you know, our common stock is currently listed on NYSE MKT.

We believe that the delisting of our common stock would adversely affect Hemispherx and its stockholders. Among other things, we believe that delisting may negatively impact the liquidity, marketability and trading price of our common stock and adversely affect new management’s ability to execute on their business plan to unlock the value of our assets. The Board of Directors believes that a reverse stock split, if needed, would help regain compliance with NYSE MKT’s minimum bid price requirement and potentially provide a number of other benefits to Hemispherx and its existing stockholders, including, but not limited to

•	increasing interest by brokers and institutional investors and
•	decreasing transaction costs.

For these reasons and as described in greater detail in the enclosed proxy statement, the Board of Directors is seeking your approval to authorize the Board to effect a reverse stock split and to set the exact ratio of any reverse split within a range of 8-to-1 to 12-to-1 as determined by the Board in its sole discretion.

Please remember that, as a stockholder, your vote is extremely important to the Company no matter how many shares you own. For certain very important resolutions, failure to vote or specifically direct your broker to vote, would be considered the same as a “NO” vote.

So, whether or not you plan to attend the Annual Meeting, please take a few moments to vote. You can vote by completing, signing, dating and promptly returning the enclosed proxy card. Alternatively, you may vote through the Internet or by telephone as directed on your proxy card. Many of our stockholders will receive the proxy notification electronically via email from their bank or broker. Please check your email, including spam filter, for notification or by logging into your bank/brokerage account and checking your message center. If you receive more than one proxy card because you own shares that are registered differently, please vote all of the shares shown on all of your proxy cards.

To our European stockholders: Most of you do not receive notice of the meeting or the materials to vote your shares from your bank or brokerage firm, however, as stockholders in a US company, it is imperative that you participate in this process and vote your shares. Please contact your bank or broker immediately and request a document of ownership for the number of shares owned of Hemispherx on the record date of June 20, 2016. Your bank/broker does not need to freeze your shares in order to vote. Hemispherx will pay the cost for the issuance of the letter of ownership. Simply return this document issued by your bank/broker along with a signed and dated proxy card found on the company’s website at http://ir.hemispherx.net/Annual_Shareholder_Meeting to ir@hemispherx.net. If you have any questions, please contact Dianne Will at the contact information below.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow and Co toll free at 855-251-9340 or non-US callers can call 203-658-9400 or Dianne Will, Corporate Affairs for Hemispherx at 518-398-6222 or ir@hemispherx.net. Collect calls will be accepted.

I thank each of you for your support, and we look forward to unlocking the value of our assets.

Sincerely,
/s/ Thomas K. Equels
Thomas K. Equels, Esq.
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON August 17, 2016

This proxy statement and our 2015 Annual Report on Form 10-K and our March 31, 2016 Quarterly Report

on Form 10-Q are available at http://www.hemispherx.net/content/investor/annualmeeting.asp.

HEMISPHERX BIOPHARMA, INC
1617 JFK Blvd., Suite 500
Philadelphia, PA 19013
(215) 988-0080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 17, 2016

Date:	August 17, 2016

Time:	10:00 a.m., Eastern Daylight Savings Time.

Place:	Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103.

Purposes:

1.	To elect four members to the Board of Directors of Hemispherx to serve until their respective successors are elected and qualified;

2.	To ratify the selection by Hemispherx’s Audit Committee of RSM US LLP, independent registered public accountants, to audit the financial statements of Hemispherx for the year ending December 31, 2016;

3.	To authorize Hemispherx’s Board of Directors to amend Hemispherx’s Certificate of Incorporation to effect, at its sole discretion, a reverse stock split of outstanding shares of Hemispherx’s Common Stock by a ratio in the range of 8-to-1 to 12-to-1 (the “Reverse Stock Split”), with the Board having the discretion as to whether or not the Reverse Stock Split is to be effected, and with the exact ratio to be set within the above range, as determined by the Board in its discretion;

4.	To approve, by non-binding vote, executive compensation;

5.	To transact such other matters as may properly come before the meeting or any adjournment thereof.

Who Can Vote:	Stockholders of record at the close of business on Monday, June 20, 2016.

How Can You Vote:	You may cast your vote via mail, telephone or the Internet. You may also vote in person at the annual meeting.

Who May Attend:	All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors

\s\ Thomas K. Equels
Thomas K. Equels
Secretary and Executive Vice Chairman of the Board

Philadelphia, Pennsylvania

June __, 2016

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares

by completing, signing, dating and returning

your proxy card in the enclosed envelope, or

voting by Internet or telephone.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week

QUICKÇÇEASYÇÇIMMEDIATE

PROXY STATEMENT

HEMISPHERX BIOPHARMA, INC.

1617 JFK Boulevard

Philadelphia, Pennsylvania 19103

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Hemispherx Biopharma, Inc. (“Hemispherx”, “we” or “us”) to be held on August 17, 2016, and at any adjournments (the “Annual Meeting”). The accompanying proxy is solicited by the Board of Directors of Hemispherx and is revocable by the stockholder by notifying Hemispherx’s Corporate Secretary at any time before it is voted, or by voting in person at the Annual Meeting. This proxy statement and the accompanying proxy are being distributed to stockholders beginning on or about June 27, 2016. The principal executive offices of Hemispherx are located at 1617 JFK Boulevard, Suite 500, Philadelphia, Pennsylvania 19103, telephone (215) 988-0080.

Important Notice Regarding the Availability of Proxy Materials for

the 2016 Annual Meeting of Stockholders to Be Held on August 17, 2016

This proxy statement, our 2015 Annual Report on Form 10-K and our March 31, 2016 Quarterly Report on Form 10-Q are available electronically at http://www.hemispherx.net/content/investor/annualmeeting.asp.

Rules adopted by the Securities and Exchange Commission (“SEC”) allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to stockholders. However, in the future we may take advantage of the Internet distribution option. If, in the future, we choose to send such notices, they would contain instructions on how stockholders can access our notice of annual meeting and proxy statement via the Internet. It would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

PROXY SOLICITATION AND COSTS

Hemispherx has borne the cost of preparing, assembling and mailing this proxy solicitation material along with related communication with stockholders. Hemispherx may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of Hemispherx’s Directors, Officers and employees, without additional compensation, personally, by telephone or by facsimile. We have hired the firm of Morrow & Company LLC to assist in the solicitation of proxies on behalf of the Board of Directors. Morrow & Company LLC has agreed to perform this service for a proposed fee of $9,000 plus out-of-pocket expenses. The total estimated cost of this solicitation is approximately $75,000.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You received these proxy materials because you are a Stockholder of the Company. The Board is providing these proxy materials to you in connection with the Company’s Annual Meeting to be held on August 17, 2016. As a Stockholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all Stockholders to attend the Annual Meeting and vote in person, the Board is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal designation of another person (“proxy”) to vote the common shares you own at the Annual Meeting. By completing and returning the proxy card(s), which identifies the individuals or trustees authorized to act as your proxy, you are giving each of those individual’s authority to vote your common shares as you have instructed. By voting via proxy, each Stockholder is able to cast his or her vote without having to attend the Annual Meeting in person.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., different names, trusts, custodial accounts, joint tenancy, etc.) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “Street Name”), you will receive your proxy card and other voting information directly from your brokerage firm, bank, trust, or other nominee. It is important that you complete, sign, date and return each proxy card you receive, or vote using the telephone, or by using the Internet as described in the instructions included with your proxy card(s).

Do I have to attend the meeting to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail.

In the United States if you are not in possession of your voting proxy or instruction form, please contact your broker or bank for assistance in obtaining a duplicate control number.

Do Europeans holding Company Common Stock have to vote a different way?

Yes. Europeans must contact their custodian bank or broker directly as European banks and brokerage houses do not necessarily forward the Proxy materials to stockholders. As we are a Delaware corporation, there is no need for your bank or brokerage house to block your shares. Banks and brokerage houses simply need to certify the number of shares owned by their clients on June 20, 2016, the record date, and cast votes on your behalf by August 16, 2016 (7 p.m. US EDT).

The proxy materials are available at: http://www.hemispherx.net/content/investor/annualmeeting.asp.

What is the record date and what does it mean?

The Board established June 20, 2016 as the record date for the Annual Meeting of Stockholders to be held on August 17, 2016. Stockholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

What is the difference between a “Registered Stockholder” and a “Street Name Stockholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with Continental Stock Transfer & Trust Company (“CST”), the Company’s transfer agent, you are a “Registered Stockholder”. If your common shares are held in the name of a brokerage, bank, trust, or other nominee as a custodian, you are a “Street Name Stockholder”.

How many common shares are entitled to vote at the Annual Meeting?

As of June 7, 2016, there were approximately 248,199,086 shares of common stock, par value $0.001 per share outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on all matters.

How many votes must be present to hold the Annual Meeting?

For the 2016 Annual Meeting, the required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock entitled to vote at the annual meeting, in person or by proxy.

For purposes of determining whether a quorum is present, each common share is deemed to entitle the holder to one vote per share. Properly signed proxies that are marked “abstain” are known as “abstentions.” Common shares that are held in street name and not voted on one or more of the items before the Annual Meeting, but are otherwise voted on at least one item, are known as “broker non-votes”. Proposals No. 2 and 3 are the only routine matter that may be voted on by brokers on this year’s ballot.

Both abstentions and broker non-votes are counted as shares present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares entitled to be voted with respect to the matter on which the broker has expressly not voted.

Who will count the votes?

An attorney from the office of Silverman Shin & Byrne PLLC, our securities counsel, or its designee, will determine if a quorum is present and will tabulate the votes and serve as the Company’s inspector of election at the Annual Meeting.

What vote is required to approve each proposal?

Each share of common stock is entitled to one vote on all matters. Abstentions, broker non-votes, and shares not in attendance and not voted at the Annual Meeting will not be counted as votes cast “for” or “against” a candidate and will have no effect with regard to the election of Directors in Proposal 1. However, because Proposals No. 2, 3 and 4, are based on the affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present, abstentions will have the same effect as votes against such proposals.

The four nominees in Proposal No. 1 receiving the highest number of votes cast by the holders of common stock represented and voting at the meeting will be elected as Hemispherx’s Directors and constitute the entire Board of Directors of Hemispherx.

The affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present is necessary for approval of Proposals No. 2 and 4.

Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock.

Although the advisory votes on Proposal No. 4 is non-binding, as provided by law, our Compensation Committee will review the results of the vote and consider this sentiment when determining future executive compensation.

Where will I be able to find voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

How do I vote my common shares?

If you are a Stockholder as of the record date, you can vote your shares in one of the following manners:

•	by completing, signing, dating, and returning the enclosed proxy card(s); or

•	by telephone or internet by following the instructions shown on the enclosed proxy card or voting form.

Registered Stockholders may vote in person by attending the Annual Meeting. If you are a street name Stockholder and you wish to vote at the Annual Meeting, you may do so by obtaining a “legal proxy” from your Broker. Accordingly, you would need to bring this legal proxy to the meeting in order to vote in person at the meeting.

Please refer to the specific instructions set forth on the proxy materials you received.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, if you are a registered Stockholder, you can change your vote in any one of the following ways:

•	sending a written notice to the Corporate Secretary of the Company that is received prior to the Annual Meeting and stating that you revoke your proxy;

•	signing and dating a new proxy card(s) and submitting the proxy card(s) to the Company’s Corporate Secretary or CST so that it is received prior to the Annual Meeting;

•	voting by telephone or by using the Internet prior to the Annual Meeting in accordance with the instructions provided with the proxy card(s); or

•	attending the Annual Meeting and voting in person.

•	Your mere presence at the Annual Meeting will not revoke your proxy. You must take affirmative action at the Annual Meeting in order to revoke your proxy.

If you are a Street Name Stockholder, you must contact your broker, bank, trust, or other nominee in order to revoke your proxy. If you wish to vote in person at the Annual Meeting, you must contact your broker and request a document called a “legal proxy”. You must bring this legal proxy obtained from your broker, bank, trust, or other nominee to the Annual Meeting in order to vote in person.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted as the Board recommends for each of the proposals.

What if my common shares are held in “Street Name” by my broker?

You should instruct your broker how you would like to vote your shares by using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker has not received voting instructions from its customers, the broker cannot vote the shares on the matter and a “broker non-vote” occurs. Proposals No. 2 and 3 are the only routine matter to be voted on by the Stockholders on this year’s ballot. Proposals No. 1 and 4 are not considered routine matters under the NYSE rules. This means that brokers may not vote your common shares on such proposals if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted. If you hold your common shares in your broker’s name and wish to vote in person at the Annual Meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the Annual Meeting in order to vote in person.

What are the Board’s recommendations on how I should vote my common shares?

The Board recommends that you vote your common shares as follows:

1.	FOR the election of each of the four Director nominees (see Proposal 1);
2.	FOR the ratification of RSM US LLC as our independent registered public accounting firm for fiscal 2016 (see Proposal 2);
3.	Authorizing the Board of Directors to amend Hemispherx’s Certificate of Incorporation to effect, at its sole discretion, a reverse stock split of outstanding shares of Hemispherx’s Common Stock by a ratio in the range of 8-to-1 to 12-to-1 (the “Reverse Stock Split”), with the Board having the discretion as to whether or not the Reverse Stock Split is to be effected, and with the exact ratio to be set within the above range, as determined by the Board in its discretion;
4.	FOR the advisory resolution approving the compensation of our Named Executive Officers as described in this Proxy Statement (see Proposal 4)

Does the Company have cumulative voting?

No.

Who may attend the Annual Meeting?

All Stockholders are eligible to attend the Annual Meeting. However, only those Stockholders of record at the close of business on June 20, 2016 are entitled to vote at the Annual Meeting.

Do I need an admission ticket to attend the Annual Meeting?

Admission tickets are not required to attend the Annual Meeting. If you are a Registered Stockholder, properly mark your proxy to indicate that you will be attending the Annual Meeting. If you hold your common shares through a nominee or you are a Street Name Stockholder, you are required to bring evidence of share ownership to the Annual Meeting (e.g., account statement, broker verification).

Who can answer my questions?

If you have any questions regarding any of the proposals or how to vote your shares, or if you need additional copies of the proxy materials please contact:

•	Dianne Will, Corporate Affairs for Hemispherx, 518-398-6222 (collect calls will be accepted) or via email at ir@hemispherx.net; or
•	Morrow & Co., LLC, Hemispherx’s proxy solicitor for the Annual Meeting, in the U.S. toll free at (800) 662-5200 or non-U.S. voters can call 203-658-9400.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2017 Annual Meeting of Stockholders must be received by the Company’s Secretary, at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103 no later than April 19, 2017, with an anticipated meeting date in August 2017.

Pursuant to the Company’s Restated and Amended Bylaws, all stockholder proposals may be brought before an annual meeting of stockholders only upon timely notice thereof, in writing, to the Secretary of the Company. To be timely, a stockholder’s notice, for all stockholder proposals other than the nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. To be timely, a stockholder’s notice, with respect to a stockholder proposal for nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Provided, however, in the event that the stockholder proposal relates to the nomination of candidates for director and the number of Directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. All stockholder proposals must contain all of the information required under the Company’s Bylaws, a copy of which is available upon written request, at no charge, from the Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INFORMATION CONCERNING BOARD MEETINGS

The Board of Directors is responsible for the management and direction of Hemispherx and for establishing broad corporate policies. A primary responsibility of the Board is to provide effective governance over the Company’s affairs for the benefit of its stockholders. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior Executives and its outside advisers and auditors.

The Board of Directors and various committees of the Board meet periodically throughout the year to receive and discuss operating and financial reports presented by the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) as well as reports by other members of Senior Management, experts and other advisers. Members of the Board are expected to attend Board meetings in person, unless the meeting is held by teleconference. The Board held six meetings in 2015 and executed eight unanimous consents. All Directors were in attendance for the meetings.

In 2015, the non-employee (independent) members of the Board of Directors met two times with no employee Directors or management personnel present. The Interested persons who wish to contact the Lead Independent Director, or other non-employee Directors, can do so by sending written comments through the Office of the Secretary of the Company at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103. The Office will either forward the original materials as addressed, or provide Directors with summaries of the correspondence, with the originals available for review at the Directors’ request.

CONDUCT OF THE MEETING

The Chairman of our Board (or any person designated by our Board) has broad authority to conduct the annual meeting of stockholders in an orderly manner. This authority includes establishing rules of conduct for stockholders who wish to address the meeting, including limiting questions to the order of business and to a certain amount of time. Copies of these rules will be available at the meeting. To ensure that the meeting is conducted in a manner that is fair to all stockholders, the Chairman (or such person designated by our Board) also may exercise broad discretion in recognizing stockholders who wish to speak, in determining the extent of discussion on each item of business and in managing disruptions or disorderly conduct.

CORPORATE GOVERNANCE

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of conduct that applies to all our employees, including our executive officers and our directors. Both the guidelines and the code of conduct are posted under “Corporate Governance” in the Investors section of our website at http://www.hemispherx.net/content/investor/corp_governance.htm. We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by the rules of the SEC. The charters of each of the Board’s Audit, Compensation, Disclosure Controls, Corporate Governance and Nominating Committees also are posted on our website. Detailed information on our Board and its committees can be found within the attached document.

INFORMATION CONCERNING COMMITTEES OF THE BOARD

The Board of Directors maintains the following committees:

Executive Committee

In February 2016, our Board formed the Executive Committee. The Executive Committee reports to the Board and its purpose is to aid the Board in handling matters which, in the opinion of the Chairman of the Board, should not be postponed until the next scheduled meeting of the Board. Mr. Equels, our Chief Executive Officer is the chairman of the Committee, along with two of our independent directors, Mr. Rodino and Dr. Mitchell.

Compensation Committee

In 2015, the Compensation Committee formally met five times and all committee members were in attendance for the meetings. Our General Counsel and Chief Financial Officer and Director of Human Resources support the Compensation Committee in its work. The Compensation Committee is currently composed of Committee Chair, Dr. William M. Mitchell, Director, and Peter W. Rodino III, Esq., Director.

For detailed information on the Compensation Committee and its responsibilities, please see “Compensation Discussion and Analysis” in “COMPENSATION OF EXECUTIVE OFFICERS” below. The Compensation Committee consists of directors, each of whom is “independent” under applicable NYSE MKT rules. The full text of the Compensation Committee Charter, as approved by the Corporate Governance and Nomination Committee, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

Corporate Governance and Nomination Committee

In 2015, the Corporate Governance and Nomination Committee formally met one time. All committee members were in attendance for the meeting. The Corporate Governance and Nomination Committee consists of Dr. William M. Mitchell, Director and Committee Chair and Mr. Peter W. Rodino III, Esq., Director.

All of the members of the Committee meet the independence standards contained within the NYSE MKT Company Guide and the Hemispherx Corporate Governance Guidelines. The full text of the Corporate Governance and Nomination Committee Charter as well as the Corporate Governance Guidelines, are available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

As discussed below, the Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders or to be appointed by the Board of Directors to fill vacancies consistent with the criteria approved by the Board. It also is responsible for periodically assessing Hemispherx’s Corporate Governance Guidelines and making recommendations to the Board for amendments, recommending to the Board the compensation of Directors, taking a leadership role in shaping corporate governance, and overseeing an annual evaluation of the Board.

The Corporate Governance and Nomination Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in Hemispherx’s Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by stockholders. In recommending Board candidates, the Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a publicly traded company in the current business environment; (2) understanding of Hemispherx’s business; and (3) diversity in educational and professional background. The Committee also gives consideration to a candidate’s judgment, competence, dedication and anticipated participation in Board activities, experience, geographic location and special talents or personal attributes.

Stockholders who wish to suggest qualified candidates should write to the Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JKF Blvd., Suite 500, Philadelphia, PA 19103, stating in detail the qualifications of such persons for consideration by the Committee.

The Company aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s business. Hemispherx’s Corporate Governance Guidelines embody many of our policies and procedures which are the foundation of our commitment to best practices. The guidelines are reviewed annually, and revised if deemed necessary, to continue to reflect best practices.

Disclosure Controls Committee

In August 2011, our Board formed the Disclosure Controls Committee (“DCC”).  The DCC reports to the Audit Committee and is responsible for procedures and guidelines on managing disclosure information.  The full text of the DCC’s Charter, as approved by the Audit Committee, as well as the Corporate Governance and Nomination Committee Charter, is available on our website: http://ir.hemispherx.net/Governance.   In accordance with its Charter, the DCC provides the Audit Committee with a quarterly and year-end process review, presented the results of its activities and made recommendations to improve functionality.

The purpose of the DCC is to make certain that information required to be publicly disclosed is properly accumulated, recorded, summarized and communicated to the Board, Management and the public.  This process is intended to allow for timely decisions regarding communications and disclosures and to help ensure that we comply with related SEC rules and regulations.  Wayne S. Springate, Senior Vice President of Operations acts as the DCC's Investor Relations Coordinator and Chairperson.  The other members of the DCC are Thomas K. Equels as General Counsel; Adam Pascale as Chief Financial Officer; David R. Strayer as Chief Scientific Officer, and William M. Mitchell as Independent Director.  Ann Marie Coverly, Director of Administration, Human Resources and Investor Relations Manager, serves as the DCC’s Deputy Investor Relations Coordinator since June 2014.  During 2015, the DCC met 65 times either telephonically, or electronically.  During 2015, the Committee reviewed 53 separate disclosure items on which each was voted upon by a quorum of two-third DCC members.  Quorum was reached for all items voted upon in 2015.

Audit Committee and Audit Committee Expert

The Audit Committee of our Board of Directors consists of Peter Rodino III, Committee Chairman, William Mitchell, M.D. and Iraj E. Kiani, N.D., Ph.D. Mr. Rodino, Dr. Mitchell, and Dr. Kiani are all determined by the Board of Directors to be Independent Directors as required under Section 803(2) of the NYSE: MKT Company Guide and Rule 10A-3 under the Exchange Act. The Board has determined that Mr. Rodino qualifies as an “audit committee financial expert” as that term is defined by Section 803B(2) of the NYSE: MKT Company Guide and the rules and regulations of the SEC.

We believe Mr. Rodino, Dr. Mitchell, and Dr. Kiani to be independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this Committee. The principal functions of the Audit Committee are to (i) assist the Board in fulfilling its oversight responsibility relating to the annual independent audit of our consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (ii) prepare the reports or statements as may be required by NYSE MKT or the securities laws; (iii) assist the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and financial reporting process and our system of internal accounting and financial controls; (iv) discuss the financial statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and (v) review disclosures by our independent registered public accounting firm concerning relationships with us and the performance of our independent accountants.

The Audit Committee engaged the services of a consultant in 2015 who meets the SEC criteria of a Financial Expert to enhance the current structure and expertise of the Committee. In 2011, after an extensive search, the Audit Committee selected Stewart L. Appelrouth, a Florida and North Carolina licensed Certified Public Accountant to directly support the efforts of the Audit Committee on an as-needed basis. Mr. Appelrouth is a Certified Valuation Analyst, Accredited in Business Valuation and a Diplomate of the American Board of Forensic Accounting. Mr. Appelrouth has a Masters’ Degree in Finance from Florida International University and an undergraduate degree in Business Administration from Florida State University. He is one of the founding partners of Appelrouth Farah & Co., which serves Southern Florida as a full service accounting and international business advisory firm specializing in auditing, domestic and international taxation, litigation support, forensic accounting, fraud examination and business valuation. The Firm is affiliated with MGI, a worldwide association of independent auditing and accounting firms. The Audit Committee is currently reviewing other candidates to facilitate the current structure and expertise of the Committee in 2016.

Audit Committee Report

The primary responsibility of the Audit Committee (the “Committee”) is to assist the Board of Directors in discharging its oversight responsibilities with respect to financial matters and compliance with laws and regulations. The primary methods used by the Committee to fulfill its responsibility with respect to financial matters are:

•	To appoint, evaluate, and as the Committee may deem appropriate, terminate and replace the Company’s independent registered public accountants;

•	To monitor the independence of the Company’s independent registered public accountants;

•	To determine the compensation of the Company’s independent registered public accountants;

•	To pre-approve any audit services, and any non-audit services permitted under applicable law, to be performed by the Company’s independent registered public accountants;

•	To review the Company’s risk exposures, the adequacy of related controls and policies with respect to risk assessment and risk management;

•	To monitor the integrity of the Company’s financial reporting processes and systems of control regarding finance, accounting, legal compliance and information systems;

•	To facilitate and maintain an open avenue of communication among the Board of Directors, Management and the Company’s independent registered public accountants; and

•	To provide oversight of the DCC to monitor their successful implementation of that Committee’s Charter, policies and procedures.

During 2015, the Audit Committee was composed of three Directors, and the Board has determined that each of those Directors is independent as that term is defined in Sections 121(B)(2)(a) of the NYSE MKT Company Guide. This Committee formally met nine times in 2015 with all committee members in attendance for the meetings. Our General Counsel and Chief Financial Officer support the Audit Committee in its work. The full text of the Audit Committee Charter, as approved by the Corporate Governance and Nomination Committee, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

In discharging its responsibilities relating to internal controls, accounting and financial reporting policies and auditing practices, the Committee discussed with the Company’s independent registered public accountants, RSM US LLP ("RSM"), the overall scope and process for its audit. The Committee regularly meets with RSM, with and without Management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of the Company’s financial reporting.

The Committee also undertook all required discussions with RSM during the 2015 fiscal year of such matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. The Committee received from RSM the written and oral disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM’s communications with the Audit Committee concerning independence and discussed with RSM the independence of their firm.

The Committee has met and held discussions with Management. The Committee has reviewed and discussed with Management Hemispherx’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2015, as well as the internal control requirements of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report for the year ended December 31, 2015.

This report is respectfully submitted by the current members of the Audit Committee of the Board of Directors.

Peter W. Rodino, III, Committee Chairman

Dr. William M. Mitchell

Dr. Iraj E. Kiani

Special Litigation Committee

On July 23, 2013, pursuant to its authority under its Amended and Restated Bylaws and the Delaware General Corporation Law, the Board created a Special Litigation Committee of the Board of Directors for which Peter Rodino, III, Esq. and Dr. Iraj E. Kiani were appointed as Members. The Board delegated to the Special Litigation Committee the power and authority to investigate the allegations made in a shareholder derivative lawsuit filed in the Delaware Court of Chancery, captioned Kastis v. Carter, et al. No. 8657 (Del. Ch.) (the "Lawsuit") on June 18, 2013, including any allegations made in any subsequent legal action, and to take appropriate action in light of the allegations and the results of the Committee's review, analysis and investigation. Pursuant to Section 141(c) of the Delaware General Corporation Law, the Board delegated to the Special Litigation Committee, to the fullest extent permitted by law, the exclusive power and authority of the Board to take any and all actions it deems necessary or appropriate to accomplish its functions without limitation, including:

a.	to retain, at the expense of Company (or of the Company's D&O insurance carrier(s) to the extent such expenses are covered under the applicable policy) legal counsel, financial advisers, accountants, or other consultants and advisers as the Special Litigation Committee may deem to be necessary or appropriate on such terms as the Committee may approve and to direct such counsel and advisers to take any action that they may consider necessary or appropriate to assist the Committee in carrying out its responsibilities;

b.	to conduct interviews with any current or former employee, Officer, Director, agent or adviser of the Company, or any other person, as it may deem to be useful or appropriate;

c.	to have access to all information of the Company which the Special Litigation Committee believes necessary or appropriate to assist it in its work;

d.	to determine whether it is in the best interests of the Company that the Lawsuit continue or that the Lawsuit be dismissed, and, if the Special Litigation Committee determines that it is in the best interests of the Company that the Lawsuit be dismissed, to seek the Court's approval for dismissal of the Lawsuit;

e.	Committee Members are authorized and empowered to determine its own procedures, to hold meetings (including telephonic meetings) at such locations as it determines to be appropriate, to act by unanimous written consent of its Members in lieu of a meeting and to appoint a Chair of the Committee, all to the fullest extent permitted by the Delaware General Corporation Law and the Company's Amended and Restated Bylaws; and

f.	Committee Members are authorized, empowered and directed, for and on behalf of the Company, to take and cause to be taken such actions, and to make, sign, execute, acknowledge and deliver and cause to be made, signed, executed, acknowledged and delivered such agreements, certificates, orders, directions, requests, receipts and other instruments, as the Committee may deem to be necessary or appropriate.

This Committee did not formally meet in 2015.

Board Leadership Structure and Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on a periodic basis. The Board determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of our Company and other relevant factors. As further discussed below, after considering these factors, the Board and Company made significant changes to its board leadership and role in risk oversight in 2015.

On September 16, 2015, our Board appointed Mr. Peter Rodino as Lead Director. In addition, Mr. Rodino and William Mitchell, M.D., Ph.D. were each appointed to the Compensation Committee and Corporate Governance and Nominating Committee. Mr. Rodino, Dr. Mitchell and Iraj E. Kiani were each appointed to the Audit Committee.

On February 17, 2016, our Board, by majority vote, terminated the employment of Dr. Carter, our Chairman of the Board, Chief Executive Officer and Chief Scientific Officer. As a result, Dr. Carter also is no longer a director. Dr. Mitchell, one of our independent directors, was appointed Chairman of the Board. In recent months, we have been reexamining our fundamental priorities in terms of direction, corporate culture and our ability to fund operations.

On February 19, 2016, our Board of Directors also made several changes to our executive management team in light of the termination of Dr. Carter, to provide effective and competent leadership that will properly position us to achieve our commercial goals and increase stockholder value. In this regard, Adam Pascale was named Chief Financial Officer in addition to his current responsibilities as Chief Accounting Officer. Mr. Pascale has been employed us for 18 years, with more than two decades of public accounting experience and prior public company experience. He earned a Bachelor of Arts degree in Accounting and Finance from Rutgers University. Mr. Pascale served for several years as a CPA prior to joining the Company, and is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants. Mr. Equels, our President, resigned as Chief Financial Officer to make way for Mr. Pascale.

On February 25, 2016, our Board appointed Thomas K. Equels, our current President, as our Chief Executive Officer. In that capacity, he is the principal executive officer of the Company. The Board believes that these changes fosters clear accountability, effective decision-making and consistency in strategy.

Lead Independent Director. In 2015, the Board established a strong, independent, clearly-defined Lead Independent Director and on September 16, 2015, our Board appointed Mr. Peter Rodino as Lead Independent Director for the remainder of this term.

The Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and serves as liaison between the Chairman and the Independent Directors; is involved in establishing the agendas for meetings of the Board of Directors, including the nature of information presented at such meetings; and has the authority to call meetings of the Independent Directors. The role of the Lead Independent Director includes the following duties:

1.	determining the appropriate schedule of Board meetings after consultation with the CEO, Chairman of the Board and other Board members, as necessary;

2.	determining the appropriate schedule of Board meetings after consultation with the CEO, Chairman of the Board and other Board members, as necessary;

3.	consulting with the CEO, Chairman of the Board and other Board members on the agenda for the Board along with oversee the preparation of the agenda;

4.	assessing the quality, quantity and timeliness of the flow of information from the Company’s Management to the Independent Directors to ensure that it is sufficient for the Independent Directors to satisfy their duties; and

5.	directing Management to include in the materials prepared for the Board any materials that the Lead Independent Director deems important.

In addition, and on an as needed basis, the Board of Directors holds executive sessions of the Independent Directors to assure effective independent oversight. In 2015, the Independent Directors met in sessions related to the Audit, Compensation and Corporate Governance and Nomination Committees.

The Board is also responsible for oversight of our risk management practices while Management is responsible for the day-to-day risk management processes. Our Executive Management team evaluates enterprise risks and shares their assessment of such risks with the Audit Committee or the full Board for oversight. In addition, financial risks and our internal control environment are overseen by the Audit Committee and the Compensation Committee considers how risks taken by Management could impact the value of executive compensation.

Code of Ethics and Business Conduct

Hemispherx’s Board of Directors adopted a Code of Ethics and Business Conduct for Officers (“Code”), Directors and employees that went into effect on May 19, 2003 and was amended on October 15, 2009. This Code has been presented and reviewed by each Officer, Director, employee, agent and key consultant. You may obtain a copy of this Code by visiting our web site at http://www.hemispherx.net/content/investor/corp_governance.htm. or by written request to our Office Administrator at 1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103. Our Board of Directors is required to approve any waivers of the Code for Directors or executive Officers and we are required to disclose any such waiver in a Current Report on Form 8-K within four business days.

Stock Ownership Guidelines

In April 2005, the Board of Directors adopted a set of stock ownership guidelines for Directors and Officers. The Board believes that Directors and Officers more effectively represent the interest of Hemispherx’s stockholders if they are stockholders themselves. At this time, all of our Directors and Officers are stockholders and this guideline was adopted to assure that the present Directors and Officers continue to participate as well as future Directors and Officers. The full text of the Stock Ownership Guidelines, as approved by the Board, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

Communication with the Board of Directors

Interested parties wishing to contact the Board of Directors of the Company may do so by writing to the following address: Board of Directors, c/o Thomas K. Equels, Corporate Secretary, 2601 S. Bayshore Dr., Suite #600, Miami, FL 33133. All letters received will be categorized and processed by the Corporate Counsel or Secretary, and then forwarded to the Company’s Board of Directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend the Annual Meeting absent unusual circumstances, although we have no formal policy on the matter. The Directors, who attended the 2015 Annual Meeting, were Dr. Carter, Mr. Equels, Dr. Mitchell and Mr. Rodino.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following sets forth biographical information about each of our Executive Officers as of the date of this report:

Name	Age	Position
Thomas K. Equels, Esq.	62	Executive Vice Chairman of the Board, Chief Executive Officer, Secretary and General Counsel
Adam Pascale	68	Chief Financial Officer
David R. Strayer, M.D.	70	Chief Scientific Officer and Medical Director
Wayne S. Springate	44	Senior Vice President of Operations

For biographical information about Thomas K. Equels, please see the discussion under the heading “Proposal No. 1 Election of Directors”.

 DAVID R. STRAYER, M.D. has acted as our Medical Director since 1986. On February, 19, 2016, Dr. Strayer was appointed as Chief Scientific Officer upon Dr. Carter’s termination. He has served as Professor of Medicine at the Medical College of Pennsylvania and Hahnemann University. Dr. Strayer is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. He has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

WAYNE S. SPRINGATE was promoted to Senior Vice President of Operations on May 1, 2011. Mr. Springate joined Hemispherx in 2002 as Vice President of Business Development when Hemispherx acquired Alferon N Injection® and its New Brunswick, NJ manufacturing facilities. He led the consolidation of our Rockville facility to our New Brunswick location as well as coordinated the relocation of manufacturing polymers from South Africa to our production facility in New Brunswick. He was also responsible for preparing and having a successful Preapproval Inspection by the FDA for our New Brunswick manufacturing plant in connection with the filing of our Ampligen® NDA. Currently he is managing a capital improvement budget to enhance our Alferon® facility in accordance with cGMP. Previously, Mr. Springate served as President for World Fashion Concepts in New York and oversaw operations at several locations throughout the United States and overseas. Mr. Springate assists the CEO in details of operations on a daily basis and is involved in all aspects of manufacturing, warehouse management, distribution and logistics.

ADAM PASCALE was promoted to Chief Financial Officer on February 22, 2016. He will continue to be the Company’s Chief Accounting Officer. Mr. Pascale has been employed with Company for 18 years, with more than two decades of public accounting experience and prior public company experience. He earned a Bachelor of Arts degree in Accounting and Finance from Rutgers University. Mr. Pascale served for several years as a CPA prior to joining Hemispherx, and is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants. Thomas K. Equels, President of the Company, resigned as Chief Financial Officer to make way for Mr. Pascale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation related matters and waivers of our code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested Directors. We have adopted procedures in which the Audit Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an annual and case-by-case basis with the approval of this Committee required for all such transactions.

We have employment agreements with certain of our executive officers and have granted such Officers and Directors options and warrants to purchase our common stock, as discussed under the heading “Stock Options” below.

For his Board fees, Dr. William A. Carter, Hemispherx’ former Chief Executive Officer, received approximately $182,000, $182,000 and $180,000 for 2015, 2014 and 2013, respectively, classified as general and administrative expense. Dr. Carter also received consulting fees of approximately $332,000, $415,000 and $327,000 for 2015, 2014 and 2013, respectively, classified as research and development expense. For the years ended 2015, 2014 and 2013, compensation was granted or paid related to the Executive Performance Incentive Program related to the ATM, as set forth in Section 3(c)(ii) of his Employment Agreement, for approximately $262,000, $641,000, and $12,000 to Dr. Carter. Dr. Carter's compensation related to this program was classified entirely as research and development.

In 2012, William Kramer was hired as a Clinical Research Associate. Mr. Kramer is the Son-In-Law of Dr. William A. Carter, and was paid approximately $0, $68,000 and $70,000 in 2015, 2014 and 2013, respectively. Additionally, on an as-needed basis, the Company utilized the services of Kramer Environmental Management, Inc. to develop standard operating procedures, compliance assessments, testing and obtain permits related to environmental issues.

Katalin Kovari, M.D. was paid approximately $26,000, $27,000 and $26,000 in 2015, 2014 and 2013, respectively for her part-time services to the Company as Assistant Medical Director. Dr. Kovari is the spouse of William A. Carter, CEO.

Since 2011, Peter Kovari was utilized as a part-time independent contractor for Hemispherx Biopharma Europe to undertake projects as a Clinical Programmer. Mr. Kovari is the nephew of Dr. Katalin Kovari and was paid approximately $11,000, $18,000 and $22,000 in 2015, 2014 and 2013, respectively.

Thomas Equels was elected to the Board of Directors at the Annual Stockholders Meeting on November 17, 2008 and joined the Company as General Counsel effective June 1, 2010. Mr. Equels had provided external legal services for several years through May 31, 2010 and Equels Law Firm continues to support the Company. In 2015, 2014 and 2013, the Company paid Equels Law Firm approximately $42,000, $303,000 and $181,000, respectively, for services rendered. Upon analysis in the Fall of 2011 by the Audit Committee’s Financial Expert, it was deemed that the hourly rates charged by Equels Law to the Company were reasonable when compared to the fee structure of a possible arms-length transaction from comparable firms in practice in the same market and of the similar size. The hourly rate fees from Equels Law Firm remained the same for 2013, 2014 and 2015. For his Board fees, Mr. Equels received approximately $182,000, $182,000 and $180,000 for 2015, 2014 and 2013, respectively. In December 2012, with the approval of the Audit Committee, the Company began renting an office at Equels Law Firm for $3,000 per month for dedication to and utilization by Hemispherx personnel, other than Mr. Equels. For 2015, 2014 and 2013, the Company paid Equels Law Firm $0, $0 and $36,000, respectfully, for office rent based on a proration of the Firm’s current leasing fee less the cost for common area.

For the years ended 2015, 2014 and 2013, compensation was granted or paid related to the Executive Performance Incentive Program related to the ATM, as set forth in Section 3(c)(ii) of his Employment Agreement, for approximately $262,000, $641,000, and $12,000 to Mr. Equels. Mr. Equels' compensation related to this program was classified entirely as general and administrative expense.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our Officers and Directors, and persons who own more than ten percent of a registered class of equity securities, to file reports with the Securities and Exchange Commission reflecting their initial position of ownership on Form 3 and changes in ownership on Form 4 or Form 5. Based solely on a review of the copies of such Forms 4 and 5 received by us, we believe that during the fiscal year ended December 31, 2015, all of our Officers and Directors had complied with all applicable Section 16(a) filing requirements on a timely basis with regard to transactions occurring in 2015.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This discussion and analysis describes our executive compensation philosophy, process, plans and practices as they relate to our “Named Executive Officers” (“NEO”) listed below and gives the context for understanding and evaluating the more specific compensation information contained in the narratives, tables and related disclosures that follow. Please note that Dr. Carter’s employment was terminated on February 17, 2016 and also is no longer a director. For the purposes of discussion and analysis Dr. Carter was included in the narratives, tables and related disclosures that follow:

•	Dr. William A. Carter, former Chief Executive Officer (“CEO”), President and Chief Scientific Officer (“CSO”);
•	Thomas K. Equels, Chief Executive Officer, President, and General Counsel; and
•	Dr. David Strayer, Chief Scientific Officer (“CSO”) and Medical Director.

Overview of Our Business Environment

Hemispherx is a specialty pharmaceutical company headquartered in Philadelphia, Pennsylvania and engaged in the clinical development of new drug therapies based on natural immune system enhancing technologies for the treatment of viral and immune based chronic disorders. We were founded in the early 1970s doing contract research for the National Institutes of Health. Since that time, we have established a strong foundation of laboratory, pre-clinical and clinical data with respect to the development of natural interferon and nucleic acids to enhance the natural antiviral defense system of the human body and to aid the development of therapeutic products for the treatment of certain chronic diseases.

Our flagship products include Alferon N Injection® and the experimental therapeutic Ampligen®. Alferon N Injection® is approved for a category of STD infection, and Ampligen® represents an experimental RNA being developed for globally important viral diseases and disorders of the immune system. Hemispherx' platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Alferon® LDO (Low Dose Oral) is a formulation under development targeting influenza.

In September 2014, we initiated a series of collaborations designed to determine the potential effectiveness of Alferon® N and Ampligen® as potential preventative and/or therapeutic treatments for Ebola related disorders. Our two platform drugs Alferon® N and Ampligen®, have certain unique structural attributes and developmental histories which suggest potential incremental value with respect to inclusion in various Ebola therapeutic cocktails under development. Ampligen®, an experimental therapeutic, is a new class of specifically-configured ribonucleic acid (RNA) compounds targeted as potential treatment of diseases with immunologic defects and/or viral causation. Ebola virus specifically inhibits the dsRNA within cells via a sequestration process. Such RNA would otherwise cause a robust antiviral response to be mounted: Ampligen may be able to overcome this deficiency in host response. Positive results against Ebola in vitro have been reported to the Company by the United States Army Medical Research Institute of Infectious Diseases (USAMRIID) and other research/academic institutions. Clinical trial data will be necessary to establish human efficacy of Ampligen® for Ebola viruses.

Governance of Compensation Committee

The Compensation Committee consists of the following two directors, each of whom is “independent” under applicable NYSE MKT rules, a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and an “Outside Director” as defined under the U.S. Treasury regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”): Dr. William Mitchell, M.D. (Chair) and Peter W. Rodino. The Compensation Committee makes recommendations concerning salaries and compensation for senior management and other highly paid professionals or consultants to Hemispherx. The full text of the Compensation Committee’s Charter, as approved by the Board, is available on our website: www.hemispherx.net in the “Investor Relations” tab under “Corporate Governance”.

This Committee formally met five times in 2015 and all committee members were in attendance for the meetings with the exception of one meeting. Our General Counsel, Chief Financial Officer and Director of Human Resources support the Compensation Committee in its work.

Results of Stockholder Advisory Vote on Executive Compensation

At the September 16, 2015 Annual Meeting of Stockholders, the Stockholders did not approve the annual, non-binding advisory vote on Executive Compensation.

Our Compensation Committee reviews its executive compensation policies annually and takes into account the results of prior say-on-pay advisory votes. After reviewing the results of the 2011 say-on-pay advisory vote, the Committee had:

•	Developed Company-wide goals and objectives with the intent to increase Stockholder value, enhance the “pay for performance” concept, attempted to address the needs of patients and enhance financial factors such as raising capital, reestablishing revenue streams, cost containment and/or improving the results of operations;
•	Attempted to reinforce a Pay for Performance environment for the Executive Team with emphasis of sharing the economic goals of the Stockholders;
•	Reviewed the Executive Team’s Company-wide goals and individual’s specific goals in relation to each job performance for each given year. In its review of each member of the Executive Team, the Committee utilized a weighted-average rating process regarding the goals and responsibilities specific to each individual as well as their contribution in meeting Company’s overall goals;
•	Reviewed peer group financial data of comparable publicly-traded companies for 2011 and 2010 with emphasis on a comparison of executive compensation as a factor to various Balance Sheet ratios to determine reasonableness to the respective companies;
•	Considered the change in the market value of the Company’s stock during the year in relation to Management’s efforts and ability to impact the results;
•	Mandated that the standard terms of future employee options issued by the Company require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options will expire;
•	Issued new options to employees at the rate of 110% of the Company’s NYSE MKT stock market trading value at the time of award; and
•	Adopted a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

The Committee reviewed the results of the 2015 say-on-pay advisory vote and its executive compensation policies. In January 2016, in an effort to better incentivize top management and align top management’s compensation with their performance on behalf of the Company, the Committee created the 2016 Senior Executive Deferred Cash Performance Award Plan. The two participants were Dr. William A. Carter, the Company’s former Chairman of the Board, former Chief Executive Officer and Chief Scientific Officer, and Thomas K. Equels, the Company’s current Chief Executive Officer, President, Executive Vice Chairman of the Board, Secretary, and General Counsel. See Item 7-Management’s Discussion and Analysis of Financial Condition and Result of Operations; Liquidity and Capital Resources; The Executive Plan” in PART II.

Process

Our Compensation Committee is responsible for determining the compensation of our NEO included in the “Summary Compensation Table” below. For purposes of determining compensation for our NEO, our Compensation Committee takes into account the recommendation of our Chief Executive Officer. The Compensation Committee is also responsible for overseeing our incentive compensation plans and equity-based plans, under which stock option grants have been made to employees, including the NEO, as well as non-employee Directors and strategic consultants.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process:

Compensation Committee	•	Fulfills the Board of Directors' responsibilities relating to compensation of Hemispherx’ NEO, other non-officer Executives and non-Executives.

	•	Oversees implementation and administration of Hemispherx’ compensation and employee benefits programs, including incentive compensation and equity compensation plans.

	•	Reviews and approves Hemispherx’ goals and objectives and, in light of these, evaluates each NEO's performance and sets their annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

	•	Reviews and approves compensation for all other non-officer Executives of Hemispherx including annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

	•	In consultation with the CEO and CFO, reviews the talent development process within Hemispherx to ensure it is effectively managed and sufficient to undertake successful succession planning.

	•	Reviews and approves employment agreements, severance arrangements, issuances of equity compensation and change in control agreements.

Chairman and CEO	•	Presents to the Compensation Committee the overall performance evaluation of, and compensation recommendations for, each of the NEO and other non-officer Executives.

Chief Financial Officer and Director of Human Resources	•	Reports directly or indirectly to the Chief Executive Officer.

	•	Assists the Compensation Committee with the data for competitive pay and benchmarking purposes.

	•	Reviews relevant market data and advises the Compensation Committee on interpretation of information, including cost of living statistics, within the framework of Hemispherx.

	•	Informs the Compensation Committee of regulatory developments and how these may affect Hemispherx’ compensation program.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to Executive compensation are to attract and retain the most talented and dedicated Executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align Executives' incentives with stockholder value creation. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of Executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional products and the performance of our common stock price. The Compensation Committee evaluates individual Executive performance with the goal of setting compensation at levels the Committee believes are comparable with Executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance, our own strategic goals, governmental regulations and the results of Stockholder Advisory Votes regarding executive compensation.

Use of Compensation Data

Our compensation plans are developed by utilizing publicly available compensation data for national and regional companies in the biopharmaceutical industry as well as web sites that specialize in compensation and/or employment data. We believe that the practices of this group of companies and/or data obtained from employment industry organizations, provide us with appropriate compensation benchmarks necessary to review the compensation recommendations by the CEO, CFO and/or Human Resources Department. In 2015, 2014 and 2013, the Committee did not engage the services of an independent compensation consultant, but alternatively utilized web-based organizations and data bases such as Salary.com, to help them analyze compensation data and compare our programs with the practices of similar national and/or regional companies represented in the biopharmaceutical industry. In February 2016, the Board of Directors, based upon the recommendation of the Compensation Committee approved the engagement of an independent compensation consultant to ensure compensation arrangements are in line with industry standards. The Compensation Committee recommended the consultant based upon candidates suggested to it by its independent counsel.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals. The elements include:

•	Base salary (impacted by cost of living adjustments);
•	Variable compensation consisting of a cash bonus based upon individual and overall Company performance;
•	Performance incentive bonus based on the accomplishment of Company sales milestones or activity;
•	Long-term bonus incentive programs consisting of the Employee Bonus Pool Program;
•	Stock option grants with exercise prices set in excess of fair market value at the time of grant and, effective December 2011, not vesting sooner than one year from the date of issuance; and
•	Adoption of a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

Executive compensation consists of the following elements:

Base Salary

Base salaries for our Executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that Executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. For those NEO with employment agreements, base salary is determined and set forth in the agreement and the Compensation Committee reviews the base salary prior to renewal of such agreement. Base salaries for the other NEO are normally reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. While this review process would normally occur in the fourth quarter of each year, in recent years this review has occurred when NEO’s employment agreements required restatement, amendment or replacement. However, after analysis of overall Company compensation, the Committee authorized a non-discriminatory and universally applied cost of living increase to the base salaries of all full-time employees of record effective December 31, 2015, 2014 and 2013 at the rates of 0.0%, 1.5% and 0.0%, respectively. Additional changes to our NEO’s base salaries could be undertaken in a future determination by the Compensation Committee at its discretion. During 2015 and 2014, none of the employment contracts of NEOs were created, amended or restated. Dr. Strayer does not currently have an employment agreement with the Company.

On December 23, 2015, pursuant to a resolution of the Compensation Committee of our Board, we notified Dr. William A. Carter, our chairman of the board, chief executive officer and chief scientific officer, that we were not renewing his Amended and Restated Engagement Agreement dated June 11, 2010 (the “Agreement”). As a result, the Agreement terminated on December 31, 2015 per its terms. We have agreed to continue to pay Dr. Carter a base fee at the rate of $331,750 per year, payable monthly, for services that he renders to us as a consultant. We have the right to terminate these payments on 30 days’ written notice. Pursuant to the Agreement, Dr. Carter provided consulting services related to patent development. Dr. Carter’s employment agreement remains unchanged. Subsequent to December 31, 2015, Dr. Carter’s employment was terminated on February 17, 2016 and also is no longer a director.

Annual Bonus

Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all NEO and certain senior, non-officer Executives. The amount of the cash bonus depends on the level of achievement of the stated corporate, department, and individual performance goals, with a target bonus generally set as a percentage of base salary. As provided in their respective employment agreement, during the year ended December 31, 2015, the following NEO were eligible for an annual performance bonus based on their salaries, the amount of which, if any, is determined by the Board of Directors in its sole discretion based on the recommendation of the Compensation Committee:

•	Dr. William Carter, former Chairman & CEO (bonus opportunity up to 25%);
•	Thomas Equels, President, General Counsel, Litigation Counsel, Secretary and Executive Vice Chairman of the Board (bonus opportunity up to 25%).

Dr. Carter and Mr. Equels have agreed not to take a bonus for 2015 and no bonus shall be awarded.

The Compensation Committee utilizes annual incentive bonuses to compensate NEO and certain senior, non-officer executives (the “Executive Team”) for attainment or success towards overall corporate financial and/or operational goals along with achieving individual annual performance objectives. These objectives will vary depending on the individual Executive, but generally relate to strategic factors such as establishment and/or maintenance of key strategic relationships, development of our products, identification, research and/or development of additional products, enhancing financial factors such as raising capital, cost containment and/or improving the results of operations. The Compensation Committee, in light of established individual and Company-wide goals and objectives, evaluated the performance of each NEO, key executive and overall staff in order to determine each respective annual incentive opportunity including an analysis by the Compensation Committee that provides the following information:

1.	The Company-wide goals and objectives along with individual performance goals for each NEO used to determine annual bonuses for the fiscal year;
2.	How each goal individually or in totality was weighted, if applicable, to the extent that any of the performance goals were quantitatively and/or quantitatively measurable;
3.	The threshold, target, and maximum levels of achievement of each performance goal, if applicable;
4.	The intended relationship between the level of achievement of Company-wide performance goals and the amount of bonus to be awarded;
5.	The intended relationship between the level of achievement of each NEO’s individual performance goals and the amount of bonus to be awarded;
6.	The evaluation by the Committee of the level of achievement by each NEO of the Company-wide and individual performance goals applicable to him/her individually;
7.	If applicable, whether the Committee reviewed any report(s) from compensation consultant(s) and/or web based organizations and data bases;
8.	The adequate disclosure of the percentage of base salary awarded in the form of an incentive bonus to each NEO as a result of their or the Company’s performance; and
9.	If applicable, how the Company’s compensation policies and practices relate to the Company’s risk management.

The Compensation Committee also undertook the initial steps to review and reestablish goals and objectives for the Executive Team regarding mid-year bonuses in 2014. On an overall basis, all bonus eligible member of the Executive Team would share the following Company-wide goals:

A.	Regulatory approval and sales of Ampligen for the treatment of Chronic Fatigue Syndrome in any country or regional jurisdiction;
B.	Significant regulatory advancement for the approval of Ampligen for any non-CFS indication in any country jurisdiction. These indications include cancer vaccines, vaccines for infectious indications including bioterror/biowarfare, burns or other inducers of traumatic immunodeficiency;
C.	Regulatory approval and sales of Alferon for the treatment of any non-CFS indication in any country jurisdiction;
D.	Any merger, acquisition, or partnership that quantitatively improves the value of the company;
E.	Any governmental grant and/or contact, singly or in the aggregate for R & D or commercial product;
F.	Continued productive interaction with the FDA concerning issues necessary for approval of Ampligen for CFS;
G.	Continued progress towards non-USA approval of Ampligen® for Chronic Fatigue Syndrome;
H.	An overall strategic plan for Ampligen® and Alferon® to be submitted to the Board;
I.	Strategic plans for the marketing and partners for Ampligen® to be submitted to the Board;
J.	Continued development of enhancement of vaccines requiring Ampligen®;
K.	Success in the protection of Company Intellectual Property;
L.	Continued development of Alferon® LDO;
M.	Progress in the return to commercialization of Alferon N Injection®;
N.	Continued development of Ampligen® and Alferon N Injection® for treatment of influenza;
O.	Maintaining the overall financial strength of the Company and operations consistent with the budget;
P.	Implementation of research & development partnerships;
Q.	Implementation of Ampligen® clinical trials in cancer with commercial partner(s);
R.	Implementation of Ampligen® clinical trials in cancer with academic partner(s);
S.	Increase in clinical trials of Alferon N Injection® and additional indications; and,
T.	Acquisition of complimentary pharmaceutical technologies and/or drugs/vaccines.

 On an annual basis and at the sole discretion of the Compensation Committee, with input from the CEO or the Executive’s direct supervisor, the Committee evaluates the individual performance of each member of the Executive Team as to his/her achievement and/or contribution towards meeting the overall Company-wide goals along with his/her accomplishments specific to his/her job description. The outcome of the Committee’s analysis is utilized to determine if a bonus is warranted, and if so, the dollar amount or percentage of the Executive Team member’s year-end base pay rate to be awarded.

Prior to year-end or during the first fiscal quarter of the subsequent year, the Compensation Committee would complete their analysis utilizing any internal and external documentation desired, including but not limited to reports from independent analysts and/or corporate benchmarking organizations. Upon analysis completion, the Compensation Committee made formal recommendations to the Board based on their findings with regard to bonuses for the respective year ended. Due to the subjective nature of the Company-wide goals regarding the success and analysis of an Executive in meeting or exceeding elements of his/her specific job duties, the goals were not designed to be weighted in value or quantitative in nature. The bonuses were designed to be awarded based on a subjective cumulate nature of the goals deemed attainable, employee performance and progress towards achievement. The bonus threshold was designed to range from zero percent to twenty-five percent, with a target bonus of approximately twenty or twenty-five percent, calculated from the individual’s year-end base pay rate.

In June and July 2014, the Compensation Committee reviewed the Executive Team’s Company-wide goals as detailed in the Committee’s March 2014 meeting minutes along with specific goals documented in each individual’s job description. Upon individual review of each member of the Executive Team, the Committee concluded that the Executive Team members had excelled in meeting their goals and responsibilities as documented in each individual’s job description as well as made significant progress in meeting corporate goals with outstanding success. Additionally, the Committee observed that the employees had worked tirelessly over the first half of 2014 and that a performance bonus would be desirable to acknowledge the persistence, loyalty, effort and dedication of the Senior Management team.

 The Compensation Committee in light of pre-established individual, along with position appropriate Company-wide goals (A. through T. as disclosed above) and objectives, undertook a weighted-average evaluation of the performance of each key executive in order to determine respective annual incentive opportunities considering base salary and fees, short and long-term incentive opportunity and any special/supplemental benefits or payments. Based upon all the foregoing and the recommendation of the Compensation Committee, the Board approved the following 2014 Performance Bonuses be granted to the following NEO at the rate of 25% of their respective 2014 year-end base compensation:

•	William Carter (former Chairman, CEO, President, Chief Scientific Officer as of February 17, 2016) for $250,691;
•	Thomas Equels (Executive Vice Chairman, current Chief Executive Officer, President, Secretary & General Counsel) for $134,203;
•	David Strayer (Chief Scientific Officer & Medical Director) for $67,369;

There were no Performance Bonuses granted and/or paid to the NEO's for the year ended 2015 & 2013.

Employee Appraisal and Merit Bonus Program

 In 2012, the Compensation Committee approved an Employee Appraisal and Merit Bonus Program for those employees not eligible for the key employee annual bonus. This Program incorporates a team concept by conducting appraisals for eligible employees in each department throughout the calendar year and then averaging the total scores per department in order to determine year-end, department-wide merit bonuses. This Program is annually renewed and at the ultimate discretion of the Compensation Committee based on various factors, including the Company’s overall accomplishment of milestones and access to Working Capital.

For the year ended 2013 and 2015, no bonuses related to this program were granted to employees. In 2014, bonuses related to this program were granted to employees amounting to approximately $58,000.

Executive Performance Incentive Bonus

As an element of their employment contracts, William Executive Plan (former Chairman, CEO, President, Chief Scientific Officer as of February 17, 2016) and Thomas Equels (Executive Vice Chairman, current Chief Executive Officer, Secretary and General Counsel) are eligible for performance incentive bonus based on a percent, 2.5% and 5.0% respectively, of the Gross Proceeds paid to the Company as a result of sales of Alferon N Injection®, Alferon® LDO, Ampligen® or other Company products, or from any joint ventures or corporate partnering arrangements. For bonus purposes, Gross Proceeds is defined as cash amounts paid to the Company by the other parties to the joint venture or corporate partnering arrangement, but shall not include any amounts paid to the Company as reimbursement of expenses incurred; and any amounts paid to the Company in consideration for the Company's assets (i.e., plant, property, equipment, investments, etc.), equity or other securities. After the termination of this Agreement, for any reason, Dr. Carter and Mr. Equels shall be entitled to receive the incentive bonus based upon Gross Proceeds received by the Company during the three-year period commencing on the termination of their Agreement with respect to any joint ventures or corporate partnering arrangements entered into by the Company during the term of the Agreement. Furthermore, Dr. Carter and Mr. Equels shall be entitled to a 5% bonus related to any sale of the Company, or any sale of a substantial portion of Company assets not in the ordinary course of its business. The aggregate incentive bonus hereunder as set forth above shall be capped not to exceed $5,000,000 annually.

No such bonuses shall be awarded from ATM sales or similar stock transactions.

 During 2012, the Compensation Committee and Board of Directors sought out and received an opinion of independent legal counsel regarding the elements of the Executive Performance Incentive Bonus created by the current employment contracts of William Carter and Thomas Equels in relation to the shares of Company stock sold through the Maxim ATM. It was the opinion of independent counsel that Section 3(c)(ii) of Dr. Carter and Mr. Equels respective agreements could reasonably be interpreted to require the Company to pay them a 5% bonus on the net proceeds resulting from the sale of securities of the Maxim ATM Offering as either (a) constitutes any sale of the Company, or (b) is a sale of substantial portion of Company assets not in the ordinary course of its business. On November 26, 2012, all of the members of the Compensation Committee authorized the payment of bonus for the Company stock sold through the Maxim ATM based on the contractual obligation and opinion of independent counsel. For the years ended 2015, 2014 and 2013, compensation was granted or paid related to the Executive Performance Incentive Program, as set forth in Section 3(c)(ii) of their respective Employment Agreements, for approximately $262,000, $641,000, and $12,000 to each Dr. Carter and Mr. Equels.

On November 23, 2015, Dr. Carter and Mr. Equels waived their rights under their respective employment agreements to any future payment of any incentive bonus related to the sale of the Company’s stock or other securities by, or on behalf of, the Company pursuant to the Maxim Equity Distribution Agreement or any similar or successor ATM equity distribution agreement including the Chardan Agreement. Dr. Carter and Mr. Equels voluntarily provided these waivers in an effort to preserve cash and to help the Company to ensure its short term commercialization goals.

Long-Term Bonus Incentive Programs

The Compensation Committee believes that team oriented performance by our NEO, non-officer Executive officers and all employees, consistent with our short and long-term goals, can be achieved through the use of goal or result oriented bonus programs. For the year ending 2015, the Employee Bonus Pool Program continued to exist to provide our employees, including our NEO and certain senior, non-officer Executives, with incentives to help align their financial interests with that of Hemispherx and its stockholders. For the year ending 2015, no compensation was granted or paid in relation to Long-Term Bonus Programs.

Base Pay Supplement and Employee Bonus Pool Programs

All Participants in the Employee Plan and Executive Plan created in January 2016 will be awarded an amount (the “Approval Award”) equal to 30% of the pre-tax amount of their base annual salary as then in effect upon FDA Approval of Ampligen (the “Approval”). The Approval Award will be paid within three months following the Approval. In addition, all Participants in either plan will be awarded an amount (the “Pre-Approval Award”) equal to 30% of the pre-tax amount of their annual salary as then in effect upon the successful pre-approval inspection by the FDA of the Alferon facility (the “Pre-Approval”). The Pre-Approval Award will be paid within three months following the Pre-Approval. A Participant will not qualify for the Approval or Pre-Approval Award if the Participant’s employment is terminated prior to such Approval or Pre-Approval due to (i) termination by the Company for Cause or (ii) voluntary termination by the Participant. See Item 7-Management’s Discussion and Analysis of Financial Condition and Result of Operations; Liquidity and Capital Resources; Base Pay Supplement” in PART II.

An element of the prior 2009’s Employee Wage or Hours Reduction Program was the establishment of a Bonus Pool (the “Pool”) in the case of FDA Approval (“Approval”) of Ampligen®. This bonus is to award to each employee of record at January 1, 2009 a pretax sum of 30% in wages, calculated on their base salary per annum compensation at the time of the Approval, and awarded within three months of Approval. Participants who terminate their employment prior to the Approval will not qualify for this bonus. For the year ended 2015, no compensation was granted or paid related to the Employee Bonus Pool Program.

Stock Options

The Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages such performance by our NEO, non-officer Executives and all employees through the use of stock and stock-based awards. Our stock plans have been established to provide our employees, including our NEO and senior non-officer Executives, with incentives to help align their interests with the interests of stockholders. Accordingly, the Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving long-term performance goals because:

•	Stock options align the interests of Executives and employees with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;
•	Stock options are performance based. All the value received by the recipient of a stock option is based on the growth of the stock price; and
•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation.

We have historically elected, and continue to use, stock options as the primary long-term equity incentive vehicle. We have adopted stock ownership guidelines and our stock compensation plans have provided the principal method, other than through direct investment for our executives to acquire equity in our Company. The Compensation Committee believes that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, in the early stage of our business, we provided a greater portion of total compensation to our Executives through our stock compensation plans than through cash-based compensation.

 In determining the number of stock options to be granted to NEO, non-officer Executives and employees, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the individual's historic and recent performance and the value of stock options in relation to other elements of the individual's total compensation.

Our stock plans authorize us to grant options to purchase shares of common stock to our NEO, employees, Directors and consultants. Our Compensation Committee oversees the administration of our stock option plan. The Compensation Committee reviews and recommends approval by our Board of Directors of stock option awards to NEO based upon a review of competitive compensation data, its assessment of individual performance, a review of each Executive's existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Board of Directors upon recommendation of the Compensation Committee to eligible NEO and employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the CEO.

As a reinforcement to employees that one of the Company’s priorities continues to be that of increasing shareholder value, the Compensation Committee and Board have historically granted the replacement of expired stock options to all current employees at the same number of shares and exercise price as had been originally issued.

Effective as of December 2011, the Compensation Committee mandated that the standard terms of options to be issued to individuals in their role as Company employees to require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options shall be void as to such unvested portion.

The following Options were issued to NEO in their role as employees during 2015:

•	On June 6, 2015, we granted options to William A. Carter, Chairman, Chief Executive Officer and Chief Scientific Officer, consistent with his employment agreement, to purchase 500,000 ten year options to purchase common stock at $0.25 per share which vest in entirety in one year; and

•	On June 6, 2015, we granted options to Thomas K. Equels, Executive Vice Chairman, Secretary and General Counsel, consistent with his employment agreement 300,000 ten year options to purchase common stock at $0.25 per share which vest in entirety in one year.

The following Options were issued to NEO in their role as employees during 2014:

•	On June 6, 2014, we granted options to William A. Carter, Chairman, Chief Executive Officer and Chief Scientific Officer, consistent with his employment agreement, to purchase 500,000 ten year options to purchase common stock at $0.36 per share which vest in entirety in one year;

•	On June 6, 2014, we granted options to Thomas K. Equels, Executive Vice Chairman, Secretary and General Counsel, consistent with his employment agreement 300,000 ten year options to purchase common stock at $0.36 per share which vest in entirety in one year; and

•	On June 6, 2014, we granted options to Wayne Springate, SVP Operations, consistent with his employment agreement 50,000 ten year options to purchase common stock at $0.36 per share which vest in entirety in one year.

The following Options were issued to NEO in their role as employees during 2013:

•	On June 6, 2013, we granted options to William A. Carter, Chairman, Chief Executive Officer and Chief Scientific Officer, consistent with his employment agreement, to purchase 500,000 ten year options to purchase common stock at $0.31 per share which vest in entirety in one year; and

•	On June 6, 2013, we granted options to Thomas K. Equels, Executive Vice Chairman, Secretary and General Counsel, consistent with his employment agreement 300,000 ten year options to purchase common stock at $0.31 per share which vest in entirety in one year.

The Equity Incentive Plan of 2009 authorizes the grant of non-qualified and incentive stock options, stock appreciation rights, restricted stock and other stock awards. A maximum of 15,000,000 shares of common stock is reserved for potential issuance pursuant to awards under the Equity Incentive Plan of 2009. In September 2015, the Company's shareholders approved the following amendments to the 2009 Plan: (1) increased the number of shares authorized to be issued under the Equity Incentive Plan from 15,000,000 to 22,000,000; (2) required a gradual vesting period of options issued under the Equity Incentive Plan over a three year period; (3) revised the definition of “change in control” to make it less “liberal” by amending the provision that a change in control occurs upon stockholder approval of a merger, consolidation or sale or disposition by the Company of all or substantially all of its assets (a “Business Combination”) to state that such a change in control occurs upon the consummation of the Business Combination; and (4) clarified that the definition of change in control has a double trigger – For a Participant to get the benefit resulting from a change in control, such Participant must have been terminated other than for cause within a two year period. Unless sooner terminated, the Equity Incentive Plan of 2009 will continue in effect for a period of 10 years from its effective date.

After reviewing the terms of our 2009 Equity Incentive Plan, the Company had issued to Dr. Carter, in excess of the number of securities permitted under the Plan. The Plan permits a maximum of 3,000,000 shares covered by the Plan to be issued pursuant to Plan Awards to any one Plan Participant. While this limitation was imposed to comply with the requirements for the exception for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, none of the Awards granted to Dr. Carter was Section 162(m) qualified performance-based compensation. To rectify this issue, on December 8, 2015, Dr. Carter graciously returned to the Company a sufficient number of securities issued under the Plan to bring it back into compliance with the terms of the Plan. The Company has agreed in the future to consider some form of non-stock compensation to Dr. Carter for his return of these securities.

Claw-Back Compensation Recoupment Provisions

Effective December 2011, all Executive compensation including and without limitation to base salary, bonuses, stock options, and fringe benefits, shall be subject to recoupment from the Employee by the Company pursuant to the Company’s Executive Compensation Recoupment Policies adopted December 1, 2011, as may be amended by the Company’s Board of Directors from time to time to remain in compliance with the claw-back compensation recoupment provisions of the Dodd-Frank Act.

Other Compensation

We provide the following benefits to our NEO generally on the same bases as benefits provided to all full-time employees:

•	Health, vision and dental insurance;
•	Life insurance;
•	Short and long-term disability insurance; and
•	401(k) with Company matching of up to 6% of employee’s contribution or to the extent of IRS regulations, whichever is lower.

The Compensation Committee believes that these benefits are consistent with those offered by other companies, specifically those provided by our peers. Occasionally, certain Executives separately negotiate other benefits in addition to the benefits described above. The following additional benefits were provided in 2012 NEO as an element of their respective employment:

Dr. William Carter, former Chief Executive Officer and Chief Scientific Officer:

•	Automobile allowance;
•	Reimbursement of home office, computer, internet, phone and telefax expenses;
•	Health, vision and dental insurance fully paid by the Company; and
•	Supplementary life and disability insurance policies.

Thomas Equels, General Counsel:

•	Automobile allowance;
•	Predetermined allowance for the Company’s utilization of Florida offices of Equels Law Firm;
•	Reimbursement of home office, computer, internet, phone and telefax expenses;
•	Health, vision and dental insurance fully paid by the Company; and
•	Supplementary life and disability insurance policies.

401(k) Plan

In December 1995, we established a defined contribution plan, effective January 1, 1995, entitled the Hemispherx Biopharma employees 401(k) Plan and Trust Agreement. All of our full-time employees are eligible to participate in the 401(k) plan following one year of employment. Subject to certain limitations imposed by Federal Tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum. Through March 14, 2008, Participants' contributions to the 401(k) plan were matched by Hemispherx at a rate determined annually by the Board of Directors. Each participant immediately vests in his or her deferred salary contributions, while our contributions will vest over one year.

Effective March 15, 2008 and continuing through December 31, 2009, we halted our matching of 401(k) contributions provided to the account for each eligible participant. Effective January 1, 2010, our Compensation Committee reestablished Hemispherx’ 100% matching of up to 6% of the 401(k) contributions provided to the account for each eligible participant, to the dollar extent permitted by IRS regulations, including without exception each eligible Named Executive Officer.

Severance

In determining whether to approve and setting the terms of severance arrangements, the Compensation Committee recognizes that Executives, especially highly ranked Executives, often face challenges securing new employment following termination. Upon termination of employment, the following NEO currently are entitled to receive severance payments under their employment and/or engagement agreements:

•	William A. Carter, former Chairman of the Board, Chief Executive Officer, President and Chief Scientific Officer; and
•	Thomas K. Equels, Executive Vice Chairman of the Board, current Chief Executive Officer, President, Secretary and General Counsel.

The Compensation Committee believes that severance agreements provided to these individuals are generally in line with severance packages offered to executive officers of companies of similar size. Alternately, Dr. David Strayer is currently not covered under an existing severance agreement. Any severance benefits payable to them under similar circumstances would be determined by the Compensation Committee in its discretion. See “Estimated Payments Following Severance — Named Executive Officers”.

Conclusion

Our compensation policies are designed to retain and motivate our Executive Officers, other non-officer Executives and non-Executives and to ultimately reward them for outstanding individual and corporate performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with Management the Executive Compensation Discussion and Analysis set forth in this Form 10-K for the fiscal year ended December 31, 2015.

In reliance on the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Hemispherx’ Proxy Statement to be filed in connection with Hemispherx’ 2016 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Dr. William M. Mitchell, Committee Chairman

Mr. Peter W. Rodino

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

Compliance with Internal Revenue Code Section 162(m) and 409A & 409(b)

One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to Hemispherx and to the Executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive’s vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) or 409A & 409(b) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee of the Board of Directors, consisting of Dr. William M. Mitchell, the Committee Chair, and Peter W. Rodino are all independent directors. There are no interlocking relationships.

EXECUTIVE COMPENSATION

The following table provides information on the compensation during the fiscal years ended December 31, 2015, 2014 and 2013 of our Chief Executive Officer, Chief Financial Officer, and Chief Medical Officer constituting the Company’s Named Executive Officers, based on the year ended 2015 for each fiscal year.

Summary Compensation Table

Name & Principal Position	Year	Salary / Fees (3)	Bonus		Stock Awards	Option Awards (3) (9)		Non-Equity Incentive Plan Compensation	Change in Pension Valued and NQDC Earnings ($)	All Other Compensation		Total (3)
William A. Carter, former	2015	$1,185,225	$262,092	(4)	$—	$75,864	(1)(8)	$—	—	$173,498	(10)	$1,696,679
CEO, President & CSO (1) (3)	2014	$1,185,225	$891,479	(4)(7)	—	$135,030	(1)(5)	—	—	$153,141	(10)	$2,364,875
	2013	$1,167,711	$12,444	(4)	—	$125,699	(1)	—	—	$147,662	(10)	$1,453,516

Thomas K. Equels	2015	$719,273	$262,092	(4)	—	$45,518	(2)	—	—	$94,971	(11)	$1,121,854
CEO, President, General	2014	$719,273	$774,990	(4)(7)	—	$69,199	(2)	—	—	$104,987	(11)	$1,668,449
Counsel (2) (3)	2013	$708,644	$12,444	(4)	—	$86,826	(2)	—	—	$95,250	(11)	$903,164

David Strayer	2015	$269,475	$—		—	$—		—	—	$44,865	(12)	$314,340
CSO & Medical Director	2014	$269,475	$67,369	(7)	—	$746	(6)	—	—	$29,744	(12)	$367,334
	2013	$265,493	$—		—	$—		—	—	$25,602	(12)	$291,095

Notes:

(1)	Dr. Carter renewed his Employment Agreements on June 11, 2010, which was amended on July 15, 2010, then amended and restated on December 6, 2011, that granted him the annual Option to purchase 500,000 shares of Hemispherx common stock as an element of his Employment Agreement. Subsequent to December 31, 2015, Dr. Carter’s employment was terminated on February 17, 2016 and also is no longer a director.
(2)	Mr. Equels transitioned from the role of external to internal General Counsel and Litigation Counsel effective June 1, 2010 with an Employment Agreement of June 11, 2010, which was amended on July 15, 2010, then amended and restated December 6, 2011, that granted him the annual Option to purchase 300,000 shares of Hemispherx common stock as an element of his Employment Agreement. Subsequent to December 31, 2015, Mr. Equels was appointed Chief Executive Officer on February 25, 2016
(3)	For Named Executive Officers, who are also Directors that receive compensation for their services as a Director, the Salary/Fees and Option Awards columns include compensation that was received by them for their role as a member of the Board of Directors. As is required by Regulation S-K, Item 402(c), compensation for services as a Director have been reported within the “Summary Compensation Table” (above) for fiscal years of 2015, 2014 and 2013 as well as reported separately in the “Compensation of Directors” section (see below) for calendar year 2015.

(4)	On November 26, 2012, the Compensation Committee authorized the payment of a bonus of 5% on the net dollar proceeds resulting from the sale of Company stock sold through the Maxim ATM to Dr. Carter and Mr. Equels based on the contractual obligation and opinion of independent legal counsel, as set forth in Section 3(c)(ii) of their respective Employment Agreements. Amounts include for 2013, 2014 and 2015, compensation was granted or paid to each Dr. Carter and Mr. Equels, respectively, pursuant to this bonus. On November 23, 2015, they waived their rights to any future payments of any incentive bonuses related to the sale of the Company’s stock pursuant to any ATM equity distribution agreement.
(5)	On December 8, 2014, the Compensation Committee granted 10 year term replacement options to purchase 320,000 shares of our common stock at an exercise price of $2.60 per share that vest over a 12 month period to Dr. Carter. These options were forfeited on December 9, 2015. See (8) below.
(6)	On December 8, 2014, the Compensation Committee granted 10 year term replacement options to purchase 10,000 shares of our common stock at an exercise price of $1.90 per share that vest over a 12 month period to Dr. Strayer.
(7)	On July 3, 2014, our Compensation Committee of the Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards our Company-wide and individual goals in 2014.
(8)	After reviewing the terms of our 2009 Equity Incentive Plan, the Company had issued to Dr. Carter, in excess of the number of securities permitted under the Plan. The Plan permits a maximum of 3,000,000 shares covered by the Plan to be issued pursuant to Plan Awards to any one Plan Participant. To rectify this issue, on December 8, 2015, Dr. Carter graciously returned to the Company a sufficient number of securities issued under the Plan to bring it back into compliance with the terms of the Plan.
(9)	The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R). See Note 2(j) Stock-Based Compensation in the financial statements.

(10)	Dr. Carter’s All Other Compensation Consists of:

	2015	2014	2013
Life and Disability Insurance	$114,627	$93,295	$84,709
Healthcare Insurance	13,271	14,246	17,653
Company Car Expenses / Car Allowance	30,000	30,000	30,000
Outside Office Expenses	—	—	—
401(k) Matching Funds	15,600	15,600	15,300
	$173,498	$153,141	$147,662

In February 2016, it was discovered that Dr. Carter had been using Company personnel for personal, non-business related, matters. The value of these services are not included above as they have not been totally quantified. However, the Company does not believe that the value is material. As Dr. Carter was terminated, this issue should not arise in the future.

(11)	Mr. Equels’ All Other Compensation consists of:

	2015	2014	2013
Life and Disability Insurance	$31,429	$35,280	$19,420
Healthcare Insurance	29,942	36,107	42,530
Car Expenses / Allowance	18,000	18,000	18,000
Outside Office Expenses	—	—	—
401(k) Matching Funds	15,600	15,600	15,300
	$94,971	$104,987	$95,250

(12)	Dr. Strayer’s All Other Compensation consists of:

	2015	2014	2013
Life and Disability Insurance	$—	$—	$—
Healthcare Insurance	29,265	14,144	10,302
401(k) Matching Funds	15,600	15,600	15,300
	$44,865	$29,744	$25,602

Grants of Plan Based Awards

Name	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities of Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)

William A. Carter,
Former CEO	6/6/2015	—	200,553	250,691	—	75,617	(3)			500,000	$0.25	$115,331

Thomas K. Equels,
Current CEO	6/6/2015	—	107,362	134,203	—	45,370	(3)	—	—	300,000	$0.25	$69,199

David Strayer,
CSO & Medical Director		—	53,895	67,369	—	—		—	—	—	$—	$—

Notes:

(1)	For 2015, the Compensation Committee continued its practice of not establishing or estimating possible future payouts to the NEO under a Cash Bonus Plan. All Bonuses are at the discretion of the Compensation Committee. Utilizing existing Employment Agreements as a benchmark and the respective employees’ Base Salary at January 1, 2015, the “Target” was estimated at 20% of the Base Salary and “Maximum” was estimated at 25% of Base Salary. There were no Non-Equity Incentive Plan Awards granted and/or paid to the NEO's for the year ending 2015.
(2)	Consists of stock options granted during 2015 under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the NYSE MKT closing market price of our common stock on the date of grant. The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).
(3)	Consists of stock options contractually required per the NEO’s respective Employment Agreement to be granted during 2015 under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the NYSE MKT closing market price of our common stock on the date of grant. For the purpose of this schedule, a NYSE MKT closing price at December 31, 2015 of $0.08 was assumed with an estimated exercise price of $0.25. The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#)
William	1,450,000	—	—	2.20	9/17/2018	—	—	—	—
Carter, former	1,000,000	—	—	2.00	9/9/2017	—	—	—	—
Chief	190,000	—	—	4.00	2/18/2018	—	—	—	—
Executive	1,400,000	—	—	3.50	9/30/2017	—	—	—	—
Officer	500,000	—	—	0.66	6/11/2020	—	—	—	—
	500,000	—	—	0.41	7/15/2021	—	—	—	—
	500,000	—	—	0.31	6/11/2022	—	—	—	—
	500,000	—	—	0.31	6/6/2023	—	—	—	—
	500,000	—	—	0.36	6/6/2024	—	—	—	—
	—	500,000	—	0.25	6/6/2025	—	—	—	—

Thomas	300,000	—	—	0.66	6/11/2020	—	—	—	—
Equels,	300,000	—	—	0.41	6/24/2021	—	—	—	—
President and Chief	100,000	—	—	0.29	6/6/2022	—	—	—	—
Executive Officer	300,000	—	—	0.31	6/11/2022	—	—	—	—
	300,000	—	—	0.31	6/6/2023	—	—	—	—
	150,000	—	—	0.25	8/2/2023	—	—	—	—
	300,000	—	—	0.36	6/6/2024	—	—	—	—
	—	300,000	—	0.25	6/6/2025	—	—	—	—

David	50,000	—	—	2.00	9/9/2017	—	—	—	—
Stayer,	50,000	—	—	4.00	2/18/2018	—	—	—	—
CSO & Medical	10,000	—	—	4.03	4/13/2022	—	—	—	—
Director	20,000	—	—	2.37	1/23/2017	—	—	—	—
	10,000	—	—	1.90	12/8/2024	—	—	—	—
	15,000	—	—	2.20	11/20/2016	—	—	—	—
	25,000	—	—	1.30	12/6/2017	—	—	—	—

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William A. Carter,	—	—	—	—
Former Chief Executive Officer

Thomas K. Equels,	—	—	—	—
CEO, President and General Counsel

David Strayer,	—	—	—	—
CSO and Medical Director

Payments on Disability

At December 31, 2015, we had employment agreements with Dr. Carter and Mr. Equels which entitled them Base Salary and applicable benefits otherwise due and payable through the last day of the month in which disability occurs and for an additional twelve-month period. Each current NEO has the same short and long-term disability coverage which is available to all eligible employees. The coverage for short-term disability provides up to six months of full salary continuation up to 60% of weekly pay, less other income, with a $1,500 weekly maximum limit. The coverage for group long-term disability provides coverage at the exhaustion of short-term disability benefits of full salary continuation up to 60% of monthly pay, less other income, with a $10,000 monthly maximum limit. The maximum benefit period for the group long-term disability coverage is 60 months for those age 60 and younger at the time of the claim with the coverage period proportionately reduced with the advanced age of the eligible employee to a minimum coverage period of 12 months for those of 69 years old and older as of the date of the claim. For the period June 2010 through 2015 pursuant to their respective employment agreements and payable by us, Dr. Carter is entitled to receive total disability coverage of $500,000 and Mr. Equels is entitled to receive total disability coverage of $400,000.

Payments on Death

At December 31, 2015, we had employment agreements with Dr. Carter and Mr. Equels which entitled them Base Salary and applicable benefits otherwise due and payable through the last day of the month in which death occurs and for an additional twelve-month period. Each NEO has coverage of group life insurance, along with accidental death and dismemberment benefits, consistent to the dollar value available to all eligible employees. The benefit is equal to two times current salary or wage with a maximum limit of $300,000, plus any supplemental life insurance elected and paid for by the NEO. For the period June 2010 and through 2015 pursuant to their respective employment agreements and payable by us, Dr. Carter is entitled to receive total death benefit coverage of $6,000,000 and Mr. Equels is entitled to receive total death benefit coverage of $3,000,000.

Estimated Payments Following Severance — Named Executive Officers

At December 31, 2015, we had employment agreements with Dr. Carter and Mr. Equels which entitled them to severance benefits on certain types of employment terminations not related to a change in control. Dr. Strayer is not covered by an employment agreement and therefore would only receive severance as determined by the Compensation Committee in its discretion.

The dollar amounts below assume that the termination occurred on January 1, 2016. The actual dollar amounts to be paid can only be determined at the time of the NEO’s separation from Hemispherx based on their prevailing compensation and employment agreements along with any determination by the Compensation Committee in its discretion.

Name	Event	Cash Severance ($)	Value of Stock Awards That Will Become Vested (1) ($)	Continuation of Medical Benefits ($)	Additional Life Insurance ($)	Total ($)
William A. Carter, former	Involuntary (no cause)(2)	613,387	6,737	—	—	620,124
Chief Executive Officer	Termination (for cause)	—	—	—	—	—
	Death or disability	613,387	6,737	—	—	620,124
	Termination by employee or retirement	613,387	6,737	—	—	620,124

Thomas K. Equels, current	Involuntary (no cause)	554,811	6,737	—	—	561,548
CEO, President, General Counsel	Termination (for cause)	—	—	—	—	—
	Death or disability	554,811	6,737	—	—	561,548
	Termination by employee or retirement	554,811	6,737	—	—	561,548

David Strayer	Involuntary (no cause)	—	—	—	—	—
CSO & Medical Director	Termination (for cause)	—	—	—	—	—
	Death or disability	—	—	—	—	—
	Termination by employee or retirement	—	—	—	—	—

Notes:

(1)	Consists of stock options contractually required per the employee’s respective Employment Agreement to be granted during each calendar year of the term under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the closing market price of our common stock on the date of grant. For the purpose of this schedule, a NYSE MKT closing price at December 31, 2015 of $0.08 was utilized with an estimated exercise price of $0.09. The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).
(2)	Cash severance calculated based on actual termination date of Dr. Carter on February 17, 2016 through the end of Dr. Carter’s employment agreement which expires on December 31, 2016.

Payments On Termination in Connection with a Change in Control Named Executive Officers

At December 31, 2015, we had employment agreements with Dr. Carter and Mr. Equels which entitled them to severance benefits on certain types of employment terminations related to a change in control thereby the term of their respective agreements would automatically be extended for three additional years. Dr. Strayer is not covered by an employment agreement and therefore would only receive severance from a change in control as determined by the Compensation Committee in its discretion. Any specific benefits for these two NEO would be determined by the Compensation Committee in its discretion.

The dollar amounts in the chart below assume that change in control termination occurred on January 1, 2016, based on the employment agreements that existed at that time. The actual dollar amounts to be paid can only be determined at the time of the NEO’s separation from Hemispherx based on their prevailing compensation and employment agreements along with any determination by the Compensation Committee in its discretion.

Estimated Benefits on Termination Following a Change in Control — December 31, 2015

The following table shows potential payments to the NEO if their employment terminates following a change in control under contracts, agreements, plans or arrangements at December 31, 2015. The amounts assume a January 1, 2016 termination date regarding base pay and use of the opening price of $0.08 on the NYSE MKT for our common stock at that date.

Name	Aggregate Severance Pay ($)		PVSU Acceleration (2) ($)	Early Vesting of Restricted Stock (4) (5) ($)	Early Vesting of Stock Options and SARs (3) ($)	Acceleration and Vesting of Supplemental Award (5) ($)		Welfare Benefits Continuation ($)	Outplacement Assistance ($)	Parachute Tax Gross-up Payment ($)	Total ($)
William A. Carter	2,804,056	(1)	—	—	—	87,580	(4)	—	—	—	2,891,636
Thomas K. Equels	2,219,244	(1)	—	—	—	55,243	(4)	—	—	—	2,274,487
David Strayer	—		—	—	—	—		—	—	—	—

Notes:

(1)	This amount represents the base salary and benefits for remaining term of the NEO’s employment agreement plus a three-year extension in the term upon the occurrence of a termination from a change in control. The existing employment agreements with Dr. Carter and Mr. Equels have a term through December 31, 2016. Subsequent to December 31, 2015, Dr. Carter’s employment was terminated on February 17, 2016 and also is no longer a director; therefore, no payment would be due upon a change of control.
(2)	This amount represents the payout of all outstanding performance-vesting share units (“PVSU”) awarded on a change in control at the target payout level with each award then pro-rated based on the time elapsed for the applicable three-year performance period.
(3)	This amount is the intrinsic value [fair market value on January 1, 2016 ($0.08 per share) minus the per share exercise price of 110%] of all unvested stock options for each NEO, including Stock Appreciation Rights (“SAR”). Any option with an exercise price of greater than fair market value was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.
(4)	This amount represents the options to be issued annually for the remaining term of the NEO’s employment agreement plus a three-year extension in the occurrence of termination from a change in control. The calculation was based on a NYSE MKT closing price for December 31, 2014 of $0.08 with an estimated exercise price of $0.09 (110% prior NYSE MKT closing value). The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).
(5)	Any purchase rights represented by the Option not then vested shall, upon a change in control, shall become vested.

Definition of “Change in Control” for each agreement, a “Change in Control” is defined generally as any such event that requires a report to the SEC, but includes any of the following:

•	Any person or entity other than Hemispherx, any of our current Directors or Officers or a Trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;
•	An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock or the sale/transfer of more than 75% of our assets;
•	A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the Directors then in office who were Directors at the beginning of the period; or
•	Execution of an agreement with Hemispherx, which if consummated, would result in any of the above events.

Definition of “Constructive Termination”. A “Constructive Termination” generally includes any of the following actions taken by Hemispherx without the Executive’s written consent following a change in control:

•	Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;
•	Materially reducing the executive’s annual salary or incentive compensation opportunities;
•	Changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;
•	Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•	Failing to obtain a satisfactory agreement from any successor to Hemispherx to assume and agree to perform the obligations under the agreement.

However, no constructive termination occurs if the executive:

•	Fails to give us written notice of his intention to claim constructive termination and the basis for that claim at least 10 days in advance of the effective date of the executive’s resignation; or
•	We cure the circumstances giving rise to the constructive termination before the effective date of the executive’s resignation.

Available Information

Our Internet website is www.hemispherx.net and you may find our SEC filings in the “Investor Relations” under “SEC Filings”. We provide access to our filings with the SEC, free of charge through www.sec.gov, as soon as reasonably practicable after filing with the SEC. Our Internet website and the information contained on that website, or accessible from our website, is not intended to be incorporated into this Proxy Statement or any other filings we make with the SEC.

Post-Employment Compensation

We have agreements with the following NEOs who have benefits upon termination as a condition of their respective employment agreements: Dr. William Carter, our Chairman, Chief Executive Officer, President and Chief Scientific Officer; and Thomas K. Equels, our Executive Vice Chairman, Secretary and General Counsel.

The following is a description of post-employment compensation payable to the respective NEO. If a NEO does not have a specific benefit, they will not be mentioned in the subsection. In such event, the NEO does not have any such benefits upon termination unless otherwise required by law.

Termination for Cause

All of our NEO can be terminated for cause. For Dr. Carter and Mr. Equels, “Cause” means willful engaging in illegal conduct, gross misconduct or gross violation of the Company’s Code of Ethics and Business Conduct for Officers which is demonstrably and materially injurious to the Company. For purposes of their respective agreements, no act, or failure to act, on employee's part shall be deemed "willful" unless done intentionally by employee and not in good faith and without reasonable belief that employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, employee shall not be deemed to have been terminated for Cause unless and until the Company delivers to the employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to employee and an opportunity for Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, employee was guilty of conduct set forth above and specifying the particulars thereof in detail. In the event that their employment is terminated for Cause, the Company shall pay them, at the time of such termination, only the compensation and benefits otherwise due and payable to them through the last day of their actual employment by the Company.

Termination Without Cause

Dr. Carter and Mr. Equels are each entitled to the compensation and benefits otherwise due and payable to them through the last day of the then current term of their respective agreements. In the event that they are terminated at any time without "Cause" the Company shall pay to them, at the time of such termination, the compensation and benefits otherwise due and payable through the last day of the then current term of their Agreement. However, benefit distributions that are made due to a “separation from service” occurring while they are a Named Executive Officer shall not be made during the first six months following separation from service. Rather, any distribution which would otherwise be paid to them during such period shall be accumulated and paid to them in a lump sum on the first day of the seventh month following the “separation from service”. All subsequent distributions shall be paid in the manner specified.

Death or Disability

Dr. Carter and Mr. Equels can be terminated for death or disability. For each, “Disability” means their inability to effectively carry out substantially all of their duties under their agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than 12 months. In the event their employment is terminated due to his death or disability, the Company will pay to each (or their respective estate as the case may be), at the time of such termination, the Base Salary and applicable benefits otherwise due and payable through the last day of the month in which such termination occurs and for an additional 12 month period.

Termination by Officer and Employee

All NEO employment agreements have the right to terminate their respective agreement upon thirty (30) days or less of prior written notice of termination. In such event, Dr. Carter and Mr. Equels are specifically entitled to fees due to them through the last day of the month in which such termination occurs and for 12 months thereafter. All others NEO are entitled to the fees due to them through the last day of the month in which such termination occurs.

Change in Control

As an element of their employment agreements, Dr. Carter and Mr. Equels are entitled to benefits upon a Change in Control or Constructive Termination that include that any unvested Options immediately vest and the term of their respective employment agreements automatically extend for an additional three years. In the event of a Change in Control, the Company is responsible for the base salary or benefits for remaining term of the NEO’s employment agreement plus an automatic three-year extension in the term of the agreement. The existing employment agreements with Dr. Carter and Mr. Equels have a term through December 31, 2016.

Compensation of Directors

Our Compensation, Audit and Corporate Governance and Nomination Committees, consist of Dr. Iraj E. Kiani, Compensation Committee Chair, Dr. William M. Mitchell, Corporate Governance and Nomination Committee Chair, and Peter W. Rodino, Audit Committee Chair, all of whom are independent Board of Director members.

Hemispherx reimburses Directors for travel expenses incurred in connection with attending board, committee, stockholder and special meetings along with other Company business-related expenses. Hemispherx does not provide retirement benefits or other perquisites to non-employee Directors under any current program.

Commencing as of January 1, 2013, a 2.1% cost of living increase was granted to Board member Directors' fee compensation, increasing 2012's annual retainer from $176,068 to $179,766 for 2013. Commencing as of January 1, 2014, a 1.5% cost of living increase was granted to Board member Directors' fee compensation, increasing 2014's annual retainer from $176,766 to $182,462 for 2014. There was no cost of living increase granted in 2015. Directors' fees will continue to be paid quarterly in cash at the end of each calendar quarter.

All Directors have been granted options to purchase common stock under our Stock Option Plans and/or Warrants to purchase common stock. We believe such compensation and payments are necessary in order for us to attract and retain qualified outside directors. To the extent that share compensation would exceed 1,000,000 shares in the aggregate for the ten-year period commencing January 1, 2003, as previously approved by Resolution of the Board of September 9, 2003, shares for share compensation were issued under the our 2007 and 2009 Equity Incentive Plans.

Director Compensation – 2015

Name and Title of Director	Fees Earned or Paid in Cash ($)		Stock Award ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation As Director ($)	Total ($)
W. Carter, former Chairman	182,462	(2)	—	—	—	—	—	182,462
T. Equels, Executive Vice Chairman & Secretary	182,462	(2)	—	—	—	—	—	182,462
W. Mitchell, Chairman of the Board (1)	182,462		—	—	—	—	—	182,462
Peter W. Rodino, Director (1)	182,462		—	—				182,462
I. Kiani, Director (1)	182,462		—	—	—	—	—	182,462

Notes:

(1)	Independent Director of the Company.
(2)	Only includes compensation received in the role as member of the Board of Directors and does not include compensation received in the capacity of a Named Executive Officer. As is required by Regulation S-K, Item 402(c), compensation as a Director has also been reported within the “Summary Compensation Table” regarding Named Executive Officer Compensation during fiscal years of 2015, 2014 and 2013 (see above).

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 7, 2016, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;
•	Each of our Directors and the Named Executives Officers; and
•	All of our officers and directors as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned		% Of Shares Beneficially Owned
William A. Carter, M.D.	8,266,600	(1)(2)	3.24%

Thomas K. Equels	4,025,744	(3)	1.61%

Peter W. Rodino III 17400 Sterling Lake Drive Fort Myers, FL 33967	150,000	(4)	*

William M. Mitchell, M.D. Vanderbilt University Department of Pathology Medical Center North 21st and Garland Nashville, TN 37232	716,025	(5)(6)	*

Iraj E. Kiani, Ph.D. Orange County Immune Institute 18800 Delaware Street Huntingdon Beach, CA 92648	880,886	(7)	*

Wayne S. Springate 783 Jersey Ave. New Brunswick, NJ 08901	390,333	(8)	*

David R. Strayer, M.D.	467,681	(9)	*

All directors and executive officers as a group (7 persons)	14,897,269		5.75%

* Ownership of less than 1%

(1)	Dr. Carter was our Chairman, Chief Executive Officer and Chief Scientific Officer. On February 17, 2016, the Board of Directors of the Company, by majority vote, terminated the employment of Dr. Carter, our Chairman of the Board, Chief Executive Officer and Chief Scientific Officer. As a result, Dr. Carter also is no longer a director. He beneficially owns 1,225,585 shares of common stock and beneficially owns 7,040,000 shares issuable or issued upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date
	2004	9/10/2007	$2.00	1,000,000	9/9/2017
	2004	10/1/2007	$3.50	1,400,000	9/30/2017
	2004	2/18/2008	$4.00	190,000	2/18/2018
	2007	9/17/2008	$2.20	1,450,000	9/17/2018
	2009	6/11/2010	$0.66	500,000	6/11/2020
	2009	7/15/2011	$0.41	500,000	7/15/2021
	2009	6/11/2012	$0.31	500,000	6/11/2022
	2009	6/6/2013	$0.31	500,000	6/6/2023
	2009	6/6/2014	$0.36	500,000	6/6/2024
	2009	6/6/2015	$0.25	500,000	6/6/2025
Total Options				7,040,000

(2)	Katalin Kovari, M.D, is the spouse of Dr. Carter and accordingly all shares owned by each are deemed to be beneficially owned by the other. Dr. Kovari owns 1,015 shares of common stock.
(3)	Mr. Equels is Executive Vice Chairman of our Board of Directors, Chief Executive Officer, President, Secretary and General Counsel who beneficially owns 1,484,548 shares of common stock and beneficially owns 2,050,000 shares issuable or issued upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date
	2009	6/11/2010	$0.66	300,000	6/11/2020
	2009	6/24/2011	$0.41	300,000	6/24/2021
	2009	6/5/2012	$0.29	100,000	6/6/2022
	2009	6/11/2012	$0.31	300,000	6/11/2022
	2009	6/6/2013	$0.31	300,000	6/6/2023
	2009	8/2/2013	$0.25	150,000	8/2/2023
	2009	6/6/2014	$0.36	300,000	6/6/2024
	2009	6/6/2015	$0.25	300,000	6/6/2025
Total Options				2,050,000

Warrants	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date
Total Warrants	2009	2/1/2009	$0.51	491,196	2/1/2019

(4)	Mr. Rodino is a member of our Board of Directors who beneficially owns 150,000 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date
	2009	8/2/2013	$0.25	150,000	8/2/2023
Total Options				150,000

(5)	Dr. Mitchell is our Chairman of the Board who owns 104,364 shares of common stock and beneficially owns 412,000 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date
	2004	9/10/2007	$2.00	100,000	9/9/2017
	2004	9/17/2008	$6.00	12,000	9/17/2018
	2009	6/5/2012	$0.29	100,000	6/6/2022
	2009	8/2/2013	$0.25	150,000	8/2/2023
	2009	9/9/2014	$2.60	50,000	9/9/2024
Total Options				412,000

(6)	Dr. Mitchell beneficially owns 199,661 shares of common stock of which 99,824 shares are held by Shirley Mitchell (Spouse), 49,174 shares are held by the Aesclepius Irrevocable Trust (Shirley Mitchell Trustee), and 50,663 shares are held by the Aesclepius Irrevocable Trust II (William Mitchell Trustee).
(7)	Dr. Kiani is a member of our Board of Directors who owns 630,886 shares of common stock and beneficially owns 250,000 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date
	2009	6/5/2012	$0.29	100,000	6/6/2022
	2009	8/2/2013	$0.25	150,000	8/2/2023
Total Options				250,000

(8)	Mr. Springate is our Senior Vice President of Operations and owns 103,521 shares of common stock and beneficially owns 286,812 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date
	2004	11/20/2006	$2.20	5,000	11/20/2016
	2004	5/1/2007	$1.78	20,000	5/1/2017
	2004	12/6/2007	$1.30	20,000	12/6/2017
	2009	5/31/2011	$0.55	90,000	5/31/2021
	2009	6/5/2012	$0.29	50,000	6/5/2022
	2009	5/9/2013	$0.24	50,000	5/9/2023
	2009	6/6/2014	$0.36	50,000	6/6/2024
	2009	12/8/2014	$1.90	1,812	12/8/2024
Total Options				286,812

(9)	Dr. Strayer is our Chief Scientific Officer and Medical Director that has ownership of 287,681 shares of common stock and beneficially owns 180,000 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Issued	Number Of Shares	Expiration Date
	2004	11/20/2006	$2.20	15,000	11/20/2016
	2004	1/23/2007	$2.37	20,000	1/23/2017
	2004	9/10/2007	$2.00	50,000	9/9/2017
	2004	12/6/2007	$1.30	25,000	12/6/2017
	2004	2/18/2008	$4.00	50,000	2/18/2018
	2009	4/13/2012	$4.03	10,000	4/13/2022
	2009	12/8/2014	$1.90	10,000	12/8/2024
Total Options				180,000

PROPOSALS TO STOCKHOLDERS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each nominee to the Board of Directors will serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

Unless otherwise specified, the enclosed proxy will be voted in favor of the election of Thomas K. Equels, William M. Mitchell, Peter W. Rodino, III and Sam Garruto. Information is furnished below with respect to all nominees.

We believe our Board Members represent a desirable diversity of backgrounds, skills, education and experiences, and they all share the personal attributes of dedication to be effective directors. In recommending Board candidates, Corporate Governance and Nomination Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a publicly traded company in the current business environment; (2) understanding of our business; and (3) diversity in educational and professional background. The Committee also gives consideration to a candidate’s judgment, competence, dedication and anticipated participation in Board activities along with experience, geographic location and special talents or personal attributes. The following are qualifications, experience and skills for Board members which are important to Hemispherx’ business and its future:

Leadership Experience: We seek directors who have demonstrated strong leadership qualities. Such leaders bring diverse perspectives and broad business insight to our Company. The relevant leadership experience that we seek includes a past or current leadership role in a large or entrepreneurial company, a senior faculty position at a prominent educational institution or a past elected or appointed senior government position.

Industry or Academic Experience: We seek directors who have relevant industry experience, both with respect to the disease areas where we are developing new therapies as well as with the economic and competitive dynamics of pharmaceutical markets, including those in which our drugs will be prescribed.

Scientific, Legal or Regulatory Experience: Given the highly technical and specialized nature of biotechnology, we desire that certain of our directors have advanced degrees, as well as drug development experience. Since we are subject to substantial regulatory oversight, both here and abroad by the FDA and other agencies, we also desire directors who have legal or regulatory experience.

Finance Experience: We believe that our directors should possess an understanding of finance and related reporting processes, particularly given the complex budgets and long timelines associated with drug development programs.

Messrs. Equels and Rodino and Dr. Mitchel have been directors of the Company. The Corporate Governance and Nominating Committee recommended Mr. Garruto to be a nominee for Director, replacing Dr. Kiani. Mr. Garruto was recommended to the Corporate Governance and Nominating Committee by Mr. Rodino, one of our independent directors.

THOMAS K. EQUELS, Esq., has been a Director and serves as our Executive Vice Chairman (since 2008), Chief Executive Officer (since 2016), President (since 2015), Secretary (since 2008) and General Counsel (since 2010). For the period December 2, 2013 when Charles T. Bernhardt resigned as Chief Financial Officer through February 2016, Mr. Equels served as our Chief Financial Officer. Mr. Equels resigned as Chief Financial Officer on February 21, 2016 upon Adam Pascale, being promoted to the same position. Mr. Equels is the President and Managing Director of the Equels Law Firm headquartered in Miami, Florida that focuses on litigation. For over a quarter century, Mr. Equels has represented national and state governments as well as companies in the banking, insurance, aviation, pharmaceutical and construction industries. Mr. Equels received his Juris Doctor degree with high honors from Florida State University. He is a summa cum laude graduate of Troy University and also obtained his Masters' Degree from Troy. He is a member of the Florida Bar Association and the American Bar Association.

THOMAS K. EQUELS, Esq. - Director Qualifications:

•	Leadership Experience – President, Managing Director of Equels Law Firm;
•	Industry Experience –legal counsel to Hemispherx; and
•	Scientific, Legal or Regulatory Experience - Law degree with over 25 years as a practicing attorney specializing in litigation.

PETER W. RODINO III was appointed a Director in July 2013. On September 16, 2015, the Board appointed Mr. Rodino as Lead Director and he also serves as Chairman and Financial Expert of the Audit Committee, a member of the Compensation Committee and a member of the Governance and Nomination Committee of the Board of Directors. Mr. Rodino has broad legal, financial, and executive experience. In addition to being President of Rodino Consulting LLC and managing partner at several law firms during his many years as a practicing attorney, he served as Chairman and CEO of Crossroads Health Plan, the first major Health Maintenance Organization in New Jersey. He also has had experience as an investment executive in the securities industry and acted as trustee in numerous Chapter 11 complex corporate reorganizations. For approximately 20 years, as founder and president of Rodino Consulting, Mr. Rodino has provided business and government relations consulting services to smaller companies with a focus on helping them develop business plans, implement marketing strategies and acquire investment capital. Mr. Rodino holds a B.S. in Business Administration from Georgetown University and a J.D. degree from Seton Hall University.

PETER W. RODINO III- Director Qualifications:

•	Leadership Experience – Managing partner at several law firms during his many years as a practicing attorney;
•	Industry Experience - Chairman and CEO of Crossroads Health Plan, the first major Health Maintenance Organization in New Jersey;
•	Scientific, Legal or Regulatory Experience – Investment executive in the securities industry and acted as trustee in numerous Chapter 11 complex corporate reorganizations; and
•	Finance Experience – Business and government relations consulting services to smaller companies with a focus on helping them develop business plans, implement marketing strategies and acquire investment capital.

WILLIAM M. MITCHELL, M.D., Ph.D., has been a Director since July 1998. On February 17, 2016, Dr. Mitchell was appointed as Chairman of the Board upon Dr. Carter’s termination. Dr. Mitchell is a Professor of Pathology at Vanderbilt University School of Medicine and is a board certified physician. Dr. Mitchell earned a M.D. from Vanderbilt and a Ph.D. from Johns Hopkins University, where he served as House Officer in Internal Medicine, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts that relate to viruses, anti-viral drugs, immune responses to HIV infection, and other biomedical topics. Dr. Mitchell has worked for and with many professional societies that have included the American Society of Investigative Pathology, the International Society for Antiviral Research, the American Society of Clinical Oncology, the American Society of Biochemistry and Molecular Biology and the American Society of Microbiology. Dr. Mitchell is a member of the American Medical Association. He has served on numerous government review committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as one of our Directors from 1987 to 1989.

WILLIAM M. MITCHELL, M.D., Ph.D. - Director Qualifications:

•	Leadership Experience – Professor at Vanderbilt University School of Medicine. He is a member of the Board of Directors for Chronix Biomedical and is Chairman of its Medical Advisory Board. Additionally, he has served on multiple governmental review committees of the National Institutes of Health, Centers for Disease Control and Prevention and for the European Union, including key roles as Chairman;
•	Academic and Industry Experience – Well published medical researcher with extensive investigative experience on virus and immunology issues relevant to the scientific business of Hemispherx along with being a Director of an entrepreneurial diagnostic company (Chronix Biomedical) that is involved in next generation DNA sequencing for medical diagnostics; and

•	Scientific, Legal or Regulatory Experience - M.D., Ph.D. and professor at a top ranked school of medicine, and inventor of record on numerous U.S. and international patents who is experienced in regulatory affairs through filings with the FDA.

SAM GARRUTO, CPA is a certified public accountant, possesses 40 years of experience in Accounting and Consulting and is one of the foremost authorities in Healthcare Consulting and accounting. A retired audit partner with CohnReznick, one of the Top 11 accounting firms in the U.S., he functioned as an audit partner as well as a business development specialist for audit/tax and consulting engagements and as a client relationship strategist. He joined CohnReznick in 1998 where he pioneered entry into new markets which included healthcare, insurance and biotech.

Mr. Garruto is experienced with the Sarbanes-Oxley Act for both public and best practices by private companies and the new rules governing healthcare reform (Patient Protection and Affordable Care Act). He currently serves on the Board of Trustees of the Kessler Foundation. He has previously served as the Chairman of the Audit and Compliance Committee for Children’s Specialized Hospital. Mr. Garruto acted as the financial advisor in the sale of one of the largest private hospitals in the nation (Kessler Rehabilitation Corporation) to a public company. He was the Chairman of the Board of one of New Jersey’s largest Preferred Provider Organizations (Consumer Health Network) and Vice Chairman of New Jersey’s first privately owned Health Maintenance Organization (Crossroads Health Plan). Both companies were sold under his leadership and guidance to public companies. Mr. Garruto graduated from Fairleigh Dickinson University in 1970 and did his Post Graduate work at Rutgers University. The Board has determined Mr. Garruto to be an Independent Director as required under Section 803(2) of the NYSE: MKT Company Guide and Rule 10A-3 under the Exchange Act.

SAM GARRUTO - Director Qualifications:

•	Leadership Experience –has served in leadership positions on numerous Boards and other organizations;
•	Industry Experience –foremost authority in Healthcare accounting and consulting. Serves on the Board of Trustees of the Kessler Foundation;
•	Regulatory Experience – experienced with the Sarbanes-Oxley Act and new rules on Healthcare reform; and
•	Financial Expert – over 40 years of accounting and audit experience.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL FOUR OF THE ABOVE-NAMED NOMINEE DIRECTORS OF HEMISPHERX.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of RSM US LLP (“RSM”) as independent registered public accountants of Hemispherx for the fiscal year ending December 31, 2016, subject to ratification by the stockholders. RSM has served as Hemispherx's independent registered public accountant since November 2006.

All audit and professional services are approved in advance by the Audit Committee to assure such services do not impair the auditor’s independence from us. The total fees by RSM for 2015 and 2014 were $327,000 and $275,500 respectively. The following table shows the aggregate fees for professional services rendered during the year ended December 31, 2015 and 2014.

	Amount ($)
	2015	2014
Description of Fees:
Audit Fees	$269,000	$256,000
Audit-Related Fees	58,000	13,000
Tax Fees	—	—
All Other Fees	—	—
Total	$327,000	$275,500

Audit Fees

Audit fees include the audit of our annual financial statements and the review of our financial statements included in our quarterly reports and services in connection with statutory and regulatory filings.

Audit-Related Fees

Represents the fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements. Audit-related fees include professional services related to the Company’s filing of SEC Form S-3 and S-8 (i.e., stock shelf offering procedures).

The Audit Committee has determined that RSM’s rendering of these audit-related services and all other fees were compatible with maintaining auditor’s independence. The Board of Directors considered RSM to be well qualified to serve as our independent public accountants. The Committee also pre-approved the charges for services performed in 2014 and 2013.

The Audit Committee pre-approves all auditing and accounting services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A (i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

Representative(s) of RSM are scheduled to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO. 3

AUTHORIZE BOARD OF DIRECTORS TO AMEND CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK.

General

The Board has recommended that our stockholders amend our current Amended and Restated Certificate of Incorporation (the “Current Certificate”) to authorize a reverse stock split (the “Reverse Stock Split”) of the outstanding shares of our Common Stock at a ratio of not less than 8-to-1 and not more than 12-to-1, with the Board having the discretion as to whether or not the Reverse Stock Split is to be effected, and with the exact ratio of any reverse split (the “Ratio”) to be set within the above range as determined by the Board in its sole discretion. If this proposal is approved by our stockholders, the Board would have the discretion to file a certificate of amendment (the “Reverse Stock Split Amendment”) to the Current Certificate with the Secretary of State of the State of Delaware effecting the Reverse Stock Split or to abandon the Reverse Stock Split altogether.

The Reverse Stock Split Amendment will effect the Reverse Stock Split by reducing the number of outstanding shares of common based on the Ratio selected by the Board, but will not increase the par value of Common Stock and will not change the number of authorized shares of our Common Stock. If implemented, the number of shares of our Common Stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of our Common Stock outstanding, so that the percentage of our outstanding Common Stock owned by each of our stockholders will remain approximately the same, except to the extent that the Reverse Stock Split could result in some or all of our stockholders receiving one share of Common Stock in lieu of a fractional share. The proposed amendment to the Current Certificate (the “Reverse Stock Split Amendment”) under this Proposal No. 3 is set forth in Appendix A to this Proxy Statement.

A copy of the Current Certificate was filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, File No. 1-13441, as filed with the SEC on September 16, 2011.

While we have the right to issue preferred stock, no shares of preferred stock are issued or outstanding and we do not have any current plans to issue preferred stock. The Reverse Stock Split will not affect the Company’s authorized but unissued preferred stock.

Background and Purpose of the Proposed Reverse Stock Split

As of the date of the mailing of this proxy statement, our Common Stock is listed on the NYSE MKT under the symbol “HEB.” On March 15, 2016, we received written notice from the NYC MKT LLC that we are not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the NYSE MKT Company Guide because our Common Stock has been selling for a low price per share for a substantial period of time. The NYSE MKT has determined that the continued listing of our Common Stock is predicated on us effecting a reverse stock split of our Common Stock or otherwise demonstrating “sustained price improvement within a reasonable period of time”. While the NYSE MKT does not define the foregoing, the notice from NYSE MKT notes that the closing price of our Common Stock closed at or below $0.20 per share since July 17, 2015 and, more recently, had a 30 day average closing price of $0.14. The Company has until September 15, 2016 to demonstrate compliance.

In the event that NYSE MKT determines that we have not timely cured the foregoing deficiency, it most likely will initiate delisting proceedings.

Our Board of Directors believes that, continued listing on the NYSE MKT is crucial to our ability to finally succeed now that we have made significant management and business changes.

The Board has considered the potential harm to us and our stockholders should NYSE MKT delist our Common Stock from The NYSE MKT. The Board believes that delisting from NYSE MKT would significantly affect the ability of our stockholders to trade our securities and adversely affect our ability to raise additional financing through the public or private sale of equity securities. Delisting would also negatively affect the value and liquidity of our Common Stock because alternatives, such as the OTC Bulletin Board or one of the OTC Markets marketplaces, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. Delisting also could have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. If our Common Stock is delisted from the NYSE MKT, the Board believes that the trading market for our Common Stock could become significantly less liquid, which could reduce the trading price of our Common Stock and increase the transaction costs of trading in shares of our Common Stock.

Our Board also believes that the increased market price of our Common Stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of our Common Stock and could encourage interest and trading in our Common Stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our Common Stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The primary purpose of the Reverse Stock Split is to decrease the total number of shares of our Common Stock outstanding and increase the market price of our Common Stock. The Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and is likely to improve the trading price of our Common Stock and improve the likelihood that we will be allowed to maintain our listing on the NYSE MKT. If stockholders approve the Reverse Stock Split no further action on the part of the stockholders will be required to either effect or abandon the Reverse Stock Split.

If the Reverse Stock Split proposal is approved by our stockholders, the Board will have the discretion to implement the Reverse Stock Split or to not effect the Reverse Stock Split at all. If stockholders approve the Reverse Stock Split at the Annual Meeting, the Board currently intends to effect the Reverse Stock Split immediately following the Meeting unless it determines that doing so would not have the desired effect of maintaining the listing of our Common Stock on the NYSE MKT. If the trading price of our Common Stock increases without the Reverse Stock Split, the Reverse Stock Split may not be necessary. Following the Reverse Stock Split, if implemented, there can be no assurance that the market price of our Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split Common Stock will show “sustained price improvement”. There also can be no assurance that our Common Stock will not be delisted from the NYSE MKT for other reasons.

The market price of our Common Stock is dependent upon our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the reduced number of shares that will be outstanding after the Reverse Stock Split could significantly reduce the trading volume and otherwise adversely affect the liquidity of our Common Stock.

If our stockholders do not approve the Reverse Stock Split proposal and the minimum closing bid price of our Common Stock does not otherwise show “sustained price improvement”, we expect that our Common Stock will be delisted from the NYSE MKT.

We have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of Hemispherx, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders. Notwithstanding the decrease in the number of outstanding shares of Common Stock following the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, we have not proposed the Reverse Stock Split, with its corresponding proportionate increase in the authorized and unissued number of shares of Common Stock, with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

We do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any other of our stockholders.

Effects of the Reverse Stock Split

If the Reverse Stock Split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our Common Stock based on the Reverse Stock Split ratio selected by our Board. Pursuant to the Reverse Stock Split, each holder of our Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split (“Old Common Stock”) will become the holder of fewer shares of our Common Stock (“New Common Stock”) after consummation of the Reverse Stock Split.

Although the Reverse Stock Split will not, by itself, impact our assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of our Common Stock. The Board believes that this risk is outweighed by the benefits of continued listing of our Common Stock on the NYSE MKT.

If effected, the Reverse Stock Split will result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in the Company, except for those stockholders who receive an additional share of our Common Stock in lieu of a fractional share. None of the rights currently accruing to holders of our Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to Old Common Stock. The Reverse Stock Split also will have no effect on the number of authorized shares of our common stock. The shares of New Common Stock will be fully paid and non-assessable.

The par value per share of the Common Stock will remain unchanged at $0.001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, if any, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionately based on the Reverse Stock Split ratio selected by the Board of Directors, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. After the Reverse Stock Split, net income or loss per share and other per share amounts will be increased because there will be fewer shares of our Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. As described below under “Effects of the Reverse Stock Split on Outstanding Options and Warrants to Purchase Common Stock,” the per share exercise price of outstanding option awards and warrants would increase proportionately, and the number of shares of our Common Stock issuable upon the exercise of outstanding options and warrants would decrease proportionately, in each case based on t the Reverse Stock Split ratio selected by the Board of Directors. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

We are currently authorized to issue a maximum of 350,000,000 shares of our Common Stock. As of the June 7, 2016, there were 248,199,086 shares of our Common Stock issued and outstanding. Although the number of authorized shares of our common stock will not change as a result of the Reverse Stock Split, the number of shares of our common stock issued and outstanding will be reduced based on the Reverse Stock Split ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our common stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split. Conversely, with respect to the number of shares reserved for issuance under our Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”), our Board will adjust such reserve in accordance with the terms of the 2009 Plan. As of June 7, 2016, there were 22,000,000 shares of Common Stock reserved for issuance under the 2009 Plan, of which 7,113,025 remained available for future awards, and following the Reverse Stock Split, if any, such reserve will be reduced based on the Reverse Stock Split ratio selected by the Board of Directors.

Following the Reverse Stock Split, the Board will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. Notwithstanding the foregoing, our Current Certificate of Incorporation restricts the number of authorized shares that we can issue for fund raising purposes absent additional stockholder approval (the “Issuance Limitations”). As of June 7, 2016, 5,365,463 of our authorized but unreserved shares of Common Stock are subject to this restriction. Please see “Increase of Shares of Common Stock Available for Future Issuance” below.

As of June 7, 2016, 248,199,086 shares of Common Stock were issued and outstanding, 22,000,000 shares of Common Stock were reserved for issuance upon exercise of outstanding options under the 2009 Plan, 7,113,025 unissued shares of Common Stock were reserved for future issuance under our 2019 Plan, 1,766,196 unissued shares of Common Stock were reserved for issuance upon the future exercise of outstanding warrants to purchase shares of our Common Stock, and 71,018,539 unissued shares of Common Stock were reserved for future issuance under our Equity Distribution Agreement with Chardan Capital Markets, leaving approximately 8,209,905 shares of Common Stock unissued and unreserved. Our ability to raise additional capital through the sale of additional shares of Common Stock in excess of our remaining authorized shares of Common Stock without effecting the Reverse Stock Split is limited.

Effects of the Reverse Stock Split on Outstanding Options and Warrants to Purchase Common Stock

If the Reverse Stock Split is effected, all outstanding options and warrants entitling their holders to purchase shares of our Common Stock will be proportionately reduced by our Board in the same ratio as the reduction in the number of shares of outstanding Common Stock, except that any fractional shares resulting from such reduction will be rounded down to the nearest whole share. Correspondingly, the per share exercise price of such options or warrants will be increased in direct proportion to the Reverse Stock Split ratio selected by the Board, so that the aggregate dollar amount payable for the purchase of the shares subject to the options and warrants will remain unchanged.

Shares of Common Stock Issued and Outstanding

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of our Common Stock prior and subsequent to the Reverse Stock Split will remain the same. After the effectiveness of the Reverse Stock Split, we do not anticipate that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our business would materially change as a result of the Reverse Stock Split.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. If effected, the proposed Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act or our periodic or other reporting requirements thereunder.

Increase of Shares of Common Stock Available for Future Issuance

As a result of the Reverse Stock Split, there will be a reduction in the number of shares of our Common Stock issued and outstanding, and, effectively, an associated increase in the number of authorized shares that would be unissued and available for future issuance after the Reverse Stock Split. Such shares could be used for any proper corporate purpose approved by the board of directors including, among other purposes, future financing transactions.

We do not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Reverse Stock Split is approved and effected.

Holders of our Common Stock have no preemptive or other subscription rights.

Effectiveness of the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, will become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of amendment to our restated certificate of incorporation in the form approved by the Board. The exact timing of the filing of the Reverse Stock Split Amendment will be determined by the Board based upon its evaluation of when such action will be most advantageous to the Company and our stockholders. The Board reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing such Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and our stockholders. The Board currently intends to effect the Reverse Stock Split unless it determines that doing so would not have the desired effect of maintaining the listing of our Common Stock on the NYSE MKT.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, the Company intends to treat stockholders holding shares of our Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Common Stock with a bank, broker or other nominee, and have any questions in this regard, we encourage you to contact your nominee.

Effect on “Book-Entry” Stockholders of Record

Our stockholders of record may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts.

If you hold registered shares of Old Common Stock in a book-entry form, you do not need to take any action to receive your shares of New Common Stock in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of shares of New Common Stock you hold.

Effect on Registered Certificated Shares

Some stockholders of record hold their shares of our Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our Common Stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the Reverse Stock Split, if any. The transmittal letter will be accompanied by instructions specifying how to exchange your certificate representing the Old Common Stock for a statement of holding or a certificate of New Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Each stockholder who would otherwise hold a fractional share as a result of the Reverse Stock Split will receive one share of Common Stock in lieu of such fractional share.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

This discussion does not address tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers, foreign entities, nonresident alien individuals and tax-exempt entities. This summary also assumes that the Old Common Stock shares were, and the New Common stock shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than with respect to any stockholder that receives a full share in lieu of a fractional share, a stockholder generally will not recognize a gain or loss by reason of such stockholder’s receipt of shares of New Common Stock pursuant to the Reverse Stock Split solely in exchange for shares of Old Common Stock held by such stockholder immediately prior to the Reverse Stock Split. A stockholder’s aggregate tax basis in the shares of New Common Stock received pursuant to the Reverse Stock Split (including any fractional shares) will equal the stockholder’s aggregate basis in the Old Common Stock exchanged therefore and will be allocated among the shares of New Common Stock received in the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in the shares of Old Common Stock held immediately prior to the Reverse Stock Split should consult their own tax advisers to determine their basis in the shares of New Common Stock received in exchange therefor in the Reverse Stock Split. A stockholder’s holding period in the shares of New Common Stock received pursuant to the Reverse Stock Split will include the stockholder’s holding period in the shares of Old Common Stock surrendered in exchange therefore, provided the shares of Old Common Stock surrendered are held as capital assets at the time of the Reverse Stock Split.

The tax treatment of the receipt of a full share of New Common Stock in lieu of a fractional share is unclear. Stockholders should consult their own tax advisors to determine the consequences to them of receiving such a full share in lieu of a fractional share.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is required for the approval of Proposal No. 3. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions and broker non-votes will have the same effect as a negative vote on the outcome of this proposal. No appraisal rights are available under Delaware Law or under the Current Certificate or the Company’s Amended and Restated Bylaws to any stockholder who dissents from this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers (“NEOs”), as we have described at length in the “Compensation Discussion and Analysis” section of this proxy statement. While this vote is advisory and not binding on our Company relating to the compensation of our NEOs that almost entirely are contractually committed with generally no opportunity to revisit these prior decisions, your vote will provide investor sentiment to our Compensation Committee regarding our executive compensation philosophy, policies and practices. As a result of the vote, the Committee will be able to consider this sentiment when determining future executive compensation. For information on our 2015 executive compensation program, please see the “EXECUTIVE COMPENSATION” section.

Results of Stockholder Advisory Vote on Executive Compensation

At the September 16, 2015 Annual Meeting of Stockholders, the Stockholders did not approve the annual, non-binding advisory vote on Executive Compensation.

Our Compensation Committee reviews its executive compensation policies annually and takes into account the results of prior say-on-pay advisory votes. After reviewing the results of the 2011 say-on-pay advisory vote, the Committee had:

•	Developed Company-wide goals and objectives with the intent to increase Stockholder value, enhance the “pay for performance” concept, attempted to address the needs of patients and enhance financial factors such as raising capital, reestablishing revenue streams, cost containment and/or improving the results of operations;
•	Attempted to reinforce a Pay for Performance environment for the Executive Team with emphasis of sharing the economic goals of the Stockholders;
•	Reviewed the Executive Team’s Company-wide goals and individual’s specific goals in relation to each job performance for each given year. In its review of each member of the Executive Team, the Committee utilized a weighted-average rating process regarding the goals and responsibilities specific to each individual as well as their contribution in meeting Company’s overall goals;
•	Reviewed peer group financial data of comparable publicly-traded companies for 2011 and 2010 with emphasis on a comparison of executive compensation as a factor to various Balance Sheet ratios to determine reasonableness to the respective companies;
•	Considered the change in the market value of the Company’s stock during the year in relation to Management’s efforts and ability to impact the results;
•	Mandated that the standard terms of future employee options issued by the Company require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options will expire;
•	Issued new options to employees at the rate of 110% of the Company’s NYSE MKT stock market trading value at the time of award; and
•	Adopted a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

The Committee reviewed the results of the 2015 say-on-pay advisory vote and its executive compensation policies. In January 2016, in an effort to better incentivize top management and align top management’s compensation with their performance on behalf of the Company, the Committee created the 2016 Senior Executive Deferred Cash Performance Award Plan. The two participants were Dr. William A. Carter, the Company’s former Chairman of the Board, former Chief Executive Officer and Chief Scientific Officer, and Thomas K. Equels, the Company’s current Chief Executive Officer, President, Executive Vice Chairman of the Board, Secretary, and General Counsel. See Item 7-Management’s Discussion and Analysis of Financial Condition and Result of Operations; Liquidity and Capital Resources; The Executive Plan” in PART II.

Process

Our Compensation Committee is responsible for determining the compensation of our NEO included in the “Summary Compensation Table” below. For purposes of determining compensation for our NEO, our Compensation Committee takes into account the recommendation of our Chief Executive Officer. The Compensation Committee is also responsible for overseeing our incentive compensation plans and equity-based plans, under which stock option grants have been made to employees, including the NEO, as well as non-employee Directors and strategic consultants.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process:

Compensation Committee	•	Fulfills the Board of Directors' responsibilities relating to compensation of Hemispherx’ NEO, other non-officer Executives and non-Executives.

	•	Oversees implementation and administration of Hemispherx’ compensation and employee benefits programs, including incentive compensation and equity compensation plans.

	•	Reviews and approves Hemispherx’ goals and objectives and, in light of these, evaluates each NEO's performance and sets their annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

	•	Reviews and approves compensation for all other non-officer Executives of Hemispherx including annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

	•	In consultation with the CEO and CFO, reviews the talent development process within Hemispherx to ensure it is effectively managed and sufficient to undertake successful succession planning.

	•	Reviews and approves employment agreements, severance arrangements, issuances of equity compensation and change in control agreements.

Chairman and CEO	•	Presents to the Compensation Committee the overall performance evaluation of, and compensation recommendations for, each of the NEO and other non-officer Executives.

Chief Financial Officer and Director of Human Resources	•	Reports directly or indirectly to the Chief Executive Officer.

	•	Assists the Compensation Committee with the data for competitive pay and benchmarking purposes.

	•	Reviews relevant market data and advises the Compensation Committee on interpretation of information, including cost of living statistics, within the framework of Hemispherx.

	•	Informs the Compensation Committee of regulatory developments and how these may affect Hemispherx’ compensation program.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to Executive compensation are to attract and retain the most talented and dedicated Executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align Executives' incentives with stockholder value creation. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of Executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional products and the performance of our common stock price. The Compensation Committee evaluates individual Executive performance with the goal of setting compensation at levels the Committee believes are comparable with Executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance, our own strategic goals, governmental regulations and the results of Stockholder Advisory Votes regarding executive compensation.

Use of Compensation Data

Our compensation plans are developed by utilizing publicly available compensation data for national and regional companies in the biopharmaceutical industry as well as web sites that specialize in compensation and/or employment data. We believe that the practices of this group of companies and/or data obtained from employment industry organizations, provide us with appropriate compensation benchmarks necessary to review the compensation recommendations by the CEO, CFO and/or Human Resources Department. In 2015, 2014 and 2013, the Committee did not engage the services of an independent compensation consultant, but alternatively utilized web-based organizations and data bases such as Salary.com, to help them analyze compensation data and compare our programs with the practices of similar national and/or regional companies represented in the biopharmaceutical industry. In February 2016, the Board of Directors, based upon the recommendation of the Compensation Committee approved the engagement of an independent compensation consultant to ensure compensation arrangements are in line with industry standards. The Compensation Committee recommended the consultant based upon candidates suggested to it by its independent counsel.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals. The elements include:

•	Base salary (impacted by cost of living adjustments);
•	Variable compensation consisting of a cash bonus based upon individual and overall Company performance;
•	Performance incentive bonus based on the accomplishment of Company sales milestones or activity;
•	Long-term bonus incentive programs consisting of the Employee Bonus Pool Program;
•	Stock option grants with exercise prices set in excess of fair market value at the time of grant and, effective December 2011, not vesting sooner than one year from the date of issuance; and
•	Adoption of a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

Your vote is requested. We believe that the information we've provided within the “EXECUTIVE COMPENSATION” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure Management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, the Board of Directors recommends that stockholders approve the program by approving the following advisory resolution:

RESOLVED, that the stockholders of Hemispherx Biopharma, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Hemispherx Biopharma, Inc. Proxy Statement pursuant to the compensation disclosure rules of the SEC, including Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the EXECUTIVE COMPENSATION section of this proxy statement).

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

GENERAL

Unless contrary instructions are indicated on the Proxy Statement, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of all Directors nominated, FOR Proposal No. 2, FOR Proposal No. 3, and FOR Proposal No. 4.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 500, Philadelphia, Pennsylvania 19103. You can also get copies of our filings made with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, by visiting http://www.hemispherx.net and located under the tab entitled “Investor Relations”, which provides a link at http://www.nasdaq.com/symbol/heb/sec-filings or the SEC’s web site at http://www.sec.gov/edgar/searchedgar/companysearch.html for a record of SEC filings.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

By Order of the Board of Directors,
Thomas K. Equels, Secretary

Philadelphia, Pennsylvania
June __, 2016

Hemispherx Biopharma, Inc.

VOTE BY INTERNET OR U.S. MAIL

We encourage you to take advantage of Internet voting.

Both are available 24 hours a day, 7 days a week

QUICKÇÇEASYÇÇIMMEDIATE

As a stockholder of Hemispherx Biopharma, Inc., you have the option of voting your shares electronically, through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically by Internet or telephone must be received by 7:00 p.m., U.S. Eastern Daylight Savings Time, on August 16, 2016.

☐		☐

INTERNET/MOBILE:	OR	MAIL:
http://cstproxyvote.com/
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. Follow the prompts to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTORS AND “FOR” PROPOSALS 2, 3, and 4.				PROXY	Please mark your votes like this ☐

1. Proposal No. 1 – Election of Directors.		FOR all Nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left	2. Proposal No. 2 – Ratification of the selection of RSM US LLP, as independent auditors of Hemispherx Biopharma, Inc. for the year ending December 31, 2016.	FOR	AGAINST	ABSTAIN
					☐	☐	☐
NOMINEES:	(01) Thomas K. Equels	☐	☐	3. Proposal No. 3 - To approve: (a) a possible reverse stock split and (b) the filing of an Amendment to our Certificate of Incorporation effectuating the foregoing	FOR	AGAINST	ABSTAIN
	(02) Peter W. Rodino		☐		☐	☐	☐
	(03) William M. Mitchell		☐	4. Proposal No. 4 - Approval, by non-binding vote, of executive compensation.	FOR	AGAINST	ABSTAIN
	(04) Sam Garutto		☐		☐	☐	☐
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)				In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2016

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

HEMISPHERX BIOPHARMA, INC.

ANNUAL MEETING OF STOCKHOLDERS

August 17, 2016

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas K. Equels and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia, Pennsylvania 19103, on Wednesday, August 17, 2016 at 10:00 a.m. local time and at any adjournment thereof, and to vote all of the shares of common stock of Hemispherx Biopharma, Inc. the undersigned would be entitled to vote if personally present, upon the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD RECOMMENDS A VOTE “FOR” ALL DIRECTORS, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3, AND “FOR” PROPOSAL NO. 4. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THOMAS K. EQUELS, WILLIAM A. MITCHELL, PETER W. RODINO, III AND SAM GARUTTO AS DIRECTORS.

FOR PROPOSAL NO. 2.

FOR PROPOSAL NO. 3.

FOR PROPOSAL NO. 4.

AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(Continued, and to be marked, dated and signed, on the other side)

Appendix "A"

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HEMISPHERX BIOPHARMA, INC.

Under Section 242 of the

Corporation Law of the State of Delaware

The undersigned, being the duly elected President and Chief Executive Officer of Hemispherx Biopharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the corporation, at a meeting of the Board of Directors duly called, adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

“Article 'FOURTH' of the Certificate of Incorporation, which sets forth the capitalization of the Corporation, is amended to add subsection “D” and, as amended, subsection “D” reads as follows:

“D.	Stock Split.

As of 12:01 A.M. (Eastern Time) on August __, 2016 (the “Effective Time”), each [                   ] (__) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock as a result of the Reverse Stock Split shall be entitled to receive in lieu of such fractional share interests, upon the Effective Time, one whole share of Common Stock. There shall be no change to the par value or the number of authorized shares of Common Stock as a result of the Reverse Stock Split.”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this __ day of August, 2016.

Thomas K. Equels, President and Chief Executive Officer